UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Official Payments Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OFFICIAL PAYMENTS HOLDINGS, INC.

Keith S. Omsberg 3550 Engineering Drive, Suite 400

Corporate Secretary Norcross, Georgia 30092

 February 21, 2012

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Official Payments Holdings, Inc. (“OPAY”) on Thursday, March 29, 2012 at 10:00 a.m. Eastern Time at our principal executive offices located at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.

We consider the votes of all shareholders important, no matter how many or how few shares you may own.  Regardless of whether you plan to attend the annual meeting, we encourage you to submit your proxy promptly, following the instructions on the enclosed proxy card.  You may submit your proxy by telephone, by Internet, or by mail.

At the annual meeting, shareholders will elect directors and consider an advisory vote on executive compensation, in each case as described in the enclosed proxy materials.  We will also report on OPAY’s business.  Shareholders will have an opportunity to ask relevant questions.

Only shareholders of record at the close of business on February 14, 2012 are entitled to notice of, to attend, and to vote at the annual meeting.

Your vote is extremely important.  If you have questions or require any assistance with voting your shares, please call our proxy solicitor, Phoenix Advisory Partners, toll-free at (877) 478-5038.

By Order of the Board of Directors,

Keith S. Omsberg

Corporate Secretary
Norcross, Georgia

February 21, 2012

OFFICIAL PAYMENTS HOLDINGS, INC.
3550 Engineering Drive, Suite 400
Norcross, Georgia 30092

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF OFFICIAL PAYMENTS HOLDINGS, INC.

TIME:	10:00 a.m. Eastern Time on Thursday, March 29, 2012
PLACE:	Our principal executive offices located at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092
ITEMS OF BUSINESS:	(1)To elect eight directors; (2)Advisory vote to approve executive compensation; and (3)To transact other business properly coming before the meeting.
WHO CAN VOTE:	You can vote if you were a shareholder of record at the close of business on February 14, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on March 29, 2012. The proxy statement and OPAY’s Annual Report on Form 10-K for fiscal year 2011, as amended, are available electronically at www.proxyvote.com.  Directions to the meeting are provided on page 58 of this proxy statement.

Our Board of Directors has nominated for election as directors the eight persons named in Proposal One in the proxy statement accompanying this Notice.  We believe that these individuals have the independence, knowledge, and commitment to deliver value for OPAY and its shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE BOARD’S NOMINEES ON THE ENCLOSED PROXY CARD.

Keith S. Omsberg

Corporate Secretary
February 21, 2012

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OFFICIAL PAYMENTS HOLDINGS, INC.

3550 Engineering Drive, Suite 400
Norcross, Georgia 30092

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 29, 2012

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Official Payments Holdings, Inc., a Delaware corporation (“OPAY,” the “Company,” “we,” “us,” or “our”), of proxies for use in voting at the 2012 Annual Meeting of Shareholders to be held at our principal executive offices located at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092, on March 29, 2012 at 10:00 a.m., local time, and any adjournment or postponement thereof.  On or about February 21, 2012, we began mailing this proxy statement, the enclosed proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as amended, to shareholders entitled to vote at the annual meeting.

INFORMATION ABOUT THE PROXY MATERIALS AND OUR 2012 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

1.	WHO IS MAKING THIS SOLICITATION?

The Board of Directors, or Board, is soliciting your proxy for use at the Annual Meeting of Shareholders of OPAY or at any adjournment or postponement of the annual meeting.  The Board is providing these proxy solicitation materials to give you information for use in determining how to vote in connection with the annual meeting.

2.	WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information.  Our Annual Report on Form 10-K for the year ended September 30, 2011, as amended, which includes our audited consolidated financial statements, is also enclosed.

3.	WHEN AND WHERE IS THE ANNUAL MEETING?

The Annual Meeting of Shareholders of OPAY will be held on March 29, 2012 at 10:00 a.m. Eastern Time, at our principal executive offices located at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.  Directions to our office are provided on page 58.

4.	WHAT PROPOSALS ARE BEING PRESENTED FOR SHAREHOLDER VOTE AT THE ANNUAL MEETING?

Two proposals are scheduled for voting at the annual meeting:

PROPOSAL ONE.  Election of Directors:

THE BOARD RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES — CHARLES W. BERGER, MORGAN P. GUENTHER, JAMES C. HALE, ALEX P. HART, PHILIP G. HEASLEY, DAVID A. POE, ZACHARY F. SADEK, AND KATHERINE A. SCHIPPER —

FOR SERVICE UNTIL OPAY’S NEXT ANNUAL MEETING AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED.

You can find information about Proposal One, including information about the Board’s nominees, beginning on page 7.  You can find information about the Board, its committees, and other related matters, beginning on page 22, and information about director compensation beginning on page 54.

PROPOSAL TWO.  Advisory Vote to Approve Executive Compensation:

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

You can find information about Proposal Two beginning on page 11.

We will also consider any other business that properly comes before the annual meeting.

5.	WHAT OTHER MATTERS MAY ARISE AT THE ANNUAL MEETING?

We do not know of any other matters that will come before the shareholders at the annual meeting.  The Chairman of the annual meeting may refuse to allow presentation of a proposal or a nomination for the Board if the proposal or nomination was not properly submitted.  The requirements for properly submitting proposals and nominations for this year’s annual meeting were described in our proxy statement for the 2011 annual meeting and are similar to those described on page 57 for next year’s meeting.

6.	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?

OPAY is making this solicitation of proxies and will bear all related costs.  We will conduct the solicitation by mail, personally, telephonically, through the Internet, or by facsimile through our officers, directors, and employees, none of whom will receive additional compensation for assisting with the solicitation.  We may also solicit shareholders through press releases issued by the Company, advertisements in periodicals, and postings on the Company’s website.  We have also retained Phoenix Advisory Partners, or Phoenix, to assist in the solicitation of proxies, for a fee estimated to be approximately $5,000 plus out-of-pocket expenses. In addition, we have agreed to indemnify Phoenix against certain liabilities arising out of or in connection with the engagement.  Phoenix has advised us that approximately 10 of its employees will be involved in the proxy solicitation by Phoenix on behalf of OPAY.

7.	WHAT DO I NEED FOR ADMISSION TO THE ANNUAL MEETING?

You are entitled to attend the annual meeting only if you are a shareholder of record or a beneficial owner of OPAY stock as of the close of business on February 14, 2012, or you hold a valid proxy for the annual meeting.  If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the annual meeting.  You should be prepared to present photo identification for admission.  If you hold your shares in street name, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned OPAY common stock as of the record date, a copy of the voting instruction card provided by your broker, bank, or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission.  If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

8.	HOW CAN I FIND OPAY’S PROXY MATERIALS AND ANNUAL REPORT ON THE INTERNET?

Our proxy statement and Annual Report on Form 10-K for fiscal year 2011, as amended, are available electronically at www.proxyvote.com.

9.	WHOM SHOULD I CALL IF I HAVE QUESTIONS OR NEED ADDITIONAL COPIES OF THE PROXY MATERIALS?

If you have questions, require any assistance with voting your shares, or need additional copies of this proxy statement, please call our proxy solicitor, Phoenix, toll-free at (877) 478-5038.

VOTING MECHANICS

10.	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Only holders of record of shares of our common stock at the close of business on February 14, 2012, or the record date, are entitled to vote at the annual meeting, or at adjournments or postponements of the annual meeting.  As of the record date there were 16,641,621 shares of our common stock outstanding and entitled to vote.

Except in connection with Proposal One (the election of directors), each share of common stock is entitled to one vote for each matter to be voted on at the annual meeting.  In connection with the election of directors, each share is entitled to eight votes, one vote for each board seat that is being elected.  The holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting.  Abstentions and broker non-votes will be counted towards a quorum.

11.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date is February 14, 2012.  Holders of common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting (unless after an adjournment a new record date is fixed for the adjourned meeting).

12.	HOW CAN I VOTE MY SHARES OF COMMON STOCK?

If you are a record holder of our common stock, there are four ways to vote for the Board’s nominees and on the other matters as set forth in this proxy statement:

•	Telephone: Follow the instructions for proxy authorization by telephone on your proxy card; OR

•	Mail: Mark, sign, and date your proxy card and return it to: Official Payments Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; OR

•	In Person: Sign and submit a ballot during the 2012 Annual Meeting of Shareholders on March 29, 2012 at 10:00 a.m. Eastern Time; OR

•	Internet: Follow the instructions for Internet proxy authorization on your proxy card.

If you deliver a properly executed written proxy, or submit a properly completed proxy by telephone or by Internet, that proxy will be voted at the annual meeting in accordance with the directions given in the proxy, unless you revoke the proxy before the annual meeting.  The proxies also may be voted at any adjournments or postponements of the annual meeting.

If the shares you own are held in “street name,” through a bank or broker, your bank or broker is required to vote your shares according to your instructions.  In order to vote your shares, you will need to follow the directions your bank or broker provides you.  Many banks and brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on your voting instruction form.  To be able to vote your shares held in street name in person at the meeting, you will need to obtain a valid proxy from the record holder.

If you want to specify how your votes are cumulated you must do so in writing with a proxy card or, if you are a record holder of OPAY stock or have obtained a valid proxy from the record holder, in person at the annual meeting.

13.	HOW CAN I REVOKE A PROXY OR CHANGE MY VOTING INSTRUCTIONS?

If you are a stockholder of record, you can revoke a proxy before the close of voting at the annual meeting by:

•	Giving written notice to OPAY’s Corporate Secretary at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092;

•	Submitting a new proxy card bearing a date later than your last proxy card;

•	Following the instructions for Internet proxy authorization that appear on the proxy card;

•	Following the instructions that appear on the proxy card for proxy authorization by telephone; or

•	Attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” through a bank or broker, your bank or broker should provide you with appropriate instructions for revoking your proxy.

14.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE INSTRUCTIONS TO MY BROKER?

If you are the beneficial owner of shares held in “street name” through a bank or broker, the bank or broker is required to vote those shares in accordance with your instructions.  If you do not give instructions to the bank or broker, the bank or broker will be entitled to vote the shares with respect to “discretionary” proposals but will not be permitted to vote the shares with respect to “non-discretionary” proposals (those shares are treated as “broker non-votes”).  Proposal One (the election of directors) and Proposal Two (the advisory vote on executive compensation) are each non-discretionary proposals.  As a result, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted on Proposals One and Two, your bank or broker will not be able to vote your shares with respect to those proposals.  We urge you to provide instructions to your bank or broker so that your votes may be counted on these important matters.

15.	WHO WILL COUNT THE VOTES?

A representative of American Election Services, LLC, an independent voting services company, will tabulate the votes and act as Inspector of Elections.

VOTING INFORMATION

16.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL ONE, THE ELECTION OF DIRECTORS?

Shareholders may use the enclosed proxy card to:

•	Vote FOR (in favor of) all of the Board’s nominees;

•	WITHHOLD votes from all nominees; or

•	WITHHOLD votes from specific Board nominees; or

•	Provide instructions for cumulating votes for one or more specific Board nominees.

17.	WHAT VOTE IS NEEDED TO ELECT THE DIRECTORS?

Directors will be elected by the affirmative vote of a plurality of votes cast by shareholders entitled to vote on the matter, which means that the eight director nominees with the highest number of affirmative votes will be elected.

Under OPAY’s certificate of incorporation, shareholders have the right to cumulate their votes at the 2012 annual meeting.  This means that a shareholder has the right to give any one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares the shareholder would otherwise be entitled to vote, or to distribute such votes among as many nominees (up to the number of persons to be elected) as the shareholder may wish.  Shareholders may specify how their votes are to be cumulated with respect to the Board’s nominees by giving instructions on the enclosed form of proxy as to how the votes are to be cumulated or, if the shareholder is a record holder or has obtained a valid proxy from the record holder, by voting in person at the annual meeting.

Unless you specify how your votes are to be cumulated among the Board’s nominees, the proxy solicited by the Board authorizes the proxies named on the proxy card to cumulate votes that you are entitled to cast at the annual meeting in connection with the election of directors; provided that the proxies will not cumulate votes for any nominee from whom you have withheld authority to vote.  To specify different directions with regard to cumulative voting, including to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees, you must mark the appropriate box on the front of the proxy card and write your instructions on the reverse side.

Abstentions and broker non-votes will not be counted as votes for or against a nominee, and therefore, will have no effect on the outcome of the election.

18.	WHAT ARE THE VOTING CHOICES WHEN VOTING ON PROPOSAL TWO, THE ADVISORY VOTE ON EXECUTIVE COMPENSATION?

Shareholders may:

•	Vote FOR (in favor of) the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

19.	WHAT VOTE IS NEEDED TO APPROVE PROPOSAL TWO, THE ADVISORY VOTE ON EXECUTIVE COMPENSATION?

Proposal Two, the advisory vote on executive compensation, will be approved if it receives the affirmative vote of a majority of the shares voting on the matter.  Abstentions and shares not voted by brokers will not be counted as votes cast on Proposal Two and will have no effect on the outcome of vote on this proposal.

The vote on Proposal Two is advisory and non-binding in nature, but our Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.

20.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A majority of the shares of common stock outstanding and entitled to vote at the annual meeting that are either present in person or represented by proxy will constitute a quorum for the annual meeting.  Abstentions and broker non-votes are included in determining whether a quorum is present.

21.	WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING?

If a quorum is not present at the scheduled time of the annual meeting, we may adjourn the meeting, either with or without the vote of the shareholders.  If we propose to have the shareholders vote whether to adjourn the meeting, the proxyholders will exercise their discretion to vote all shares for which they have authority in favor of the adjournment.

22.	WHAT IF I RETURN MY PROXY CARD BUT DO NOT GIVE VOTING INSTRUCTIONS?

If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board.  The Board recommends a vote FOR the election of the eight director nominees named in this Proxy Statement and FOR Proposal Two, the advisory vote on executive compensation.  Unless you specify how your votes are to be cumulated among the Board’s nominees, the proxy card authorizes the proxies named on the card to cumulate votes that you are entitled to cast at the annual meeting at their discretion among the Board’s nominees in connection with the election of directors.

23.	WHAT IF OTHER MATTERS ARE VOTED ON AT THE MEETING?

If any other matters are properly presented at the meeting for consideration, the persons named as proxies in the enclosed proxy card will have discretion to vote on those matters for you.  On the date we filed this Proxy Statement with the Securities and Exchange Commission, the Board did not know of any other matter to be raised at the meeting.

24.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

If your shares are registered differently or are held in more than one account, you will receive a proxy card or voting instruction card for each account.  To ensure that all of your shares are voted, please use all the proxy cards and voting instruction cards you receive to submit your proxy for your shares by telephone or by Internet or complete, sign, date, and return a proxy card or voting instruction card for each account.

25.	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

OPAY will publish preliminary results of the voting, or final results of the voting (if such final results are known), in a current report on Form 8-K within four business days of the annual meeting.  If we report preliminary results, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.  You will be able to read and print a copy of the Form 8-K and, if applicable, the amended Form 8-K, on our website, www.OPAY.OfficialPayments.com, by choosing Investor Relations, Financial Information, and SEC Filings.  You will also be able find the report by searching the SEC EDGAR filings at http://www.sec.gov.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Overview

The Board of Directors has nominated the eight individuals named below for election to the Board at the annual meeting.  The Board believes that, with the exception of our CEO, Alex P. Hart, each of these nominees is “independent” under Nasdaq rules.  Each was recommended for election by the Governance and Nominating Committee, which is composed entirely of independent directors, and each was approved by the Board.

Nominees

The Board’s nominees for election at the annual meeting are:

Charles W. Berger

Age:  58—Director since:  January 2002

Recent Business Experience:  Since August 2010 Mr. Berger has served as Chairman and Chief Executive Officer of ParAccel, Inc., a provider of analytical technology services.  Mr. Berger was Chief Executive Officer of DVDPlay, Inc., a manufacturer and operator of DVD rental kiosks, from April 2006 through DVDPlay’s acquisition by NCR Corporation in December 2009, and was Chairman of the Board of DVDPlay from December 2001 through the acquisition.  From March 2003 through September 2005, Mr. Berger served as President, Chief Executive Officer, and a director of Nuance Communications, Inc., a publicly traded company that developed and marketed speech recognition software.  In September 2005, Nuance Communications merged with Scansoft, Inc.  Mr. Berger has also served as the managing director of Volatilis, LLC, a private investment and aviation services firm, since its founding in June 2001.  Mr. Berger was also a director of SonicWALL, Inc., a publicly traded manufacturer of computer network security applications, from December 2004 through SonicWall’s acquisition by an investor group led by Thoma Bravo, LLC in July 2010.  From June 2010 through August 2010, Mr. Berger served as our interim Chief Executive Officer.  Mr. Berger also serves on the Board of Directors and as Trustee for the United States Naval Memorial and is a Trustee and member of the Investment Committee for Bucknell University.

We believe that Mr. Berger’s qualifications to sit on our Board of Directors include his 31 years of experience in the technology industry.  Mr. Berger also has significant experience in the banking and financial industry, and experience as a director of publicly traded technology companies.

Morgan P. Guenther

Age:  58—Director since:  August 1999

Recent Business Experience:  Since June 2010 Mr. Guenther has served as President and Chief Executive Officer of Next Media Issue, LLC, a technology and content  management platform owned by leading global publishers and formed to develop, market and deliver paid premium content to consumers via tablets, smartphones, netbooks and other connected devices.  From April 2009 to June 2010, Mr. Guenther served as a private consultant to technology companies.  Mr. Guenther served as Chairman and Chief Executive Officer of Airplay Network, Inc., a wireless entertainment services company, from May 2005 through April 2009.  From February 2003 to April 2005, he served as a private consultant to technology companies.  From October 2001 through January 2003, Mr. Guenther served as President of TiVo, Inc., a creator of digital video recording services.  From June 1999 through October 2001, Mr. Guenther served as Vice President of Business Development and Senior Vice President of Business Development and Revenue Operations at TiVo.  Mr. Guenther also serves as a board member for Integral Development Corp., a provider of electronic capital markets trading solutions.  Prior to joining TiVo, Mr. Guenther was a partner in the corporate and corporate finance group of Paul Hastings, an international law firm.

We believe that Mr. Guenther’s qualifications to sit on our Board of Directors include his twelve years of executive management experience in the technology, wireless and digital media industries, his depth of expertise in areas of governance, finance and operations, and significant experience as a director of technology companies.

James C. Hale

Age:  59—Director since:  April 2011

Recent Business Experience:  Since August 1998, Mr. Hale has been a founding partner of FTV Capital and its predecessor firm, FT Ventures.  Mr. Hale served as managing partner of the firm from 1998 through 2007.  Before establishing FTV Capital, Mr. Hale was a Senior Managing Partner at Montgomery Securities, where he founded the financial services corporate finance practice.  Mr. Hale currently serves on the boards of directors of the State Bank of India (California), a California state chartered bank, Public Radio International, a media company, and LOYAL3 Holdings, Inc., a capital markets software company, and on the investment committee of St. Ignatius College Preparatory, San Francisco, a college preparatory school.  He was a director of ExlService Holdings, Inc., a publicly traded business process outsourcing company, from November 2002 through December 2006, and has served on the boards of several private technology companies.

We believe that Mr. Hale’s qualifications to sit on our Board of Directors include his more than 30 years of experience in the payments, financial services, and technology industries, his expertise in finance, and his experience as a corporate director, including with payments and technology companies, and his leadership of audit committees.

Alex P. Hart

Age:  49—Director since:  August 2010

Recent Business Experience:  Mr. Hart has served as our Chief Executive Officer and as a member of our Board of Directors since August 2010.  From September 2009 to August 2010 Mr. Hart served as President of the Fuelman Fleet Cards business unit of Fleetcor Technologies, Inc., a provider of specialized payment products and services to commercial fleets, major oil companies and petroleum marketers.  From May 2007 to April 2008, Mr. Hart served as Executive Vice President and General Manager of Electronic Banking Services for CheckFree Corporation, a provider of financial electronic commerce products and services.  From January 2001 through October 2002 Mr. Hart served as President of Corillian Corporation, a provider of online banking and bill payment software and services, and as President and Chief Executive Officer of Corillian from October 2002 through Corillian’s acquisition by CheckFree in May 2007.

We believe that Mr. Hart’s qualifications to sit on our Board of Directors include his 23 years of experience in the banking and electronic billing and payment processing services, expertise in payments strategy, and executive management experience.

Philip G. Heasley

Age:  62—Director since:  August 2008

Recent Business Experience:  Since March 2005, Mr. Heasley has served as President and Chief Executive Officer of ACI Worldwide, Inc., a publicly traded developer of electronic payment software products.  From October 2003 to March 2005, Mr. Heasley served as Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services.  From October 2000 to November 2003, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank.  From 1996 until November 2003, Mr. Heasley served as Chairman of the Board of Visa and a member of the board of Visa International.  Mr. Heasley also serves on the boards of directors of ACI Worldwide, Inc., Public Radio International, a media company, and Lender Processing Services, Inc., a provider of mortgage processing services, settlement services, mortgage performance analytics and default solutions.  He was also a director of Fidelity National Financial, Inc., a publicly traded company providing property inspections, preservation services and title insurance services, from October 2005 through March 2009.
We believe that Mr. Heasley’s qualifications to sit on our Board of Directors include his 36 years of experience in the payments, financial services and technology services industries, expertise in corporate and payments strategy, extensive leadership, governance and executive management experience, and experience as a director with financial services, payments, and technology companies.

David A. Poe

Age:  63—Director since:  October 2008

Recent Business Experience:  Since April 2008, Mr. Poe has served as Senior Director of Edgar, Dunn & Company, an independent global financial services and payments consultancy.  From March 1998 to May 2008, Mr. Poe served as Chief Executive Officer of Edgar, Dunn & Company and as a consultant and director from March 1980 to March 1998.  Prior to Edgar, Dunn & Company, Mr. Poe was a CPA with Deliotte, Touche.  Mr. Poe currently serves as Chairman of the Advisory Board for the Bank of San Francisco, Chairman of the Board of Geothermal Engineering Ltd., a privately held UK company, and is a member of the board of directors of the University of Idaho Foundation.  In addition, he has served on the board of directors of several private technology companies.

We believe that Mr. Poe’s qualifications to sit on our Board of Directors include his 31 years of experience in the financial services and technology industries, including experience in strategic consulting with Fortune 1000 companies regarding payments-related issues, his expertise in payments strategy, data security, and operations, and his experience as a director of financial services and technology companies.

Zachary F. Sadek

Age: 32—Director since:  March 2009

Recent Business Experience:  Mr. Sadek serves as Vice President of PCap Managers LLC, an affiliate of Parthenon Capital Partners, a private equity firm, and since June 2004 has been employed as an investment professional by affiliates of Parthenon Capital Partners.  From June 2002 to June 2004, Mr. Sadek was an investment banker with Dresdner Kleinwort Wasserstein, an investment banking firm.  Mr. Sadek currently serves as a board member for Logistics Holdings, LLC, and PCAP IWP Holdings LLC, and has previously served as a board member of several technology and services companies.

We believe that Mr. Sadek’s qualifications to sit on our Board of Directors include his 9 years of experience in the investment and capital markets, expertise in financing, and experience as a director with two other technology services companies including service on audit and compensation committees.

Katherine A. Schipper

Age:  62—Director since:  April 2011

Recent Business Experience:  Since July 2006, Ms. Schipper has been employed as a Professor of Accounting at Duke University’s Fuqua School of Business.  Ms. Schipper was a Board member of the Financial Accounting Standards Board from September 2001 through June 2006.  She was an editor of the Journal of Accounting Research from 1985 to 1999 and has also held editorial board positions with the Journal of Accounting and Economics, The Accounting Review, Accounting Horizons, the Journal of Business, Finance and Accounting, the Review of Accounting Studies, and the Contemporary Journal of Accounting and Economics.  She has served on the Board of Trustees of the University of Dayton since 2005.  In August 2007, Ms. Schipper was inducted into the Accounting Hall of Fame.

We believe that Ms. Schipper’s qualifications to sit on our Board of Directors include her more than 30 years of experience with financial accounting and reporting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH NOMINEE NAMED ABOVE.
Additional information

Each nominee has consented to serve if elected and our Board has no reason to believe that any nominee will be unable to serve, if elected.  Each director elected will serve until the next annual meeting and until his successor is elected and qualified, or until his earlier death, resignation, or removal.

Subject to the discussion of cumulative voting and discretionary voting above, shares represented by proxies will be voted, if authority to do so is not withheld, for the election of the nominees named above.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Governance and Nominating Committee may propose.  Proxies cannot be voted for a greater number of persons than the number of nominees named.

Additional information about our corporate governance, including independence, appears below beginning on page 16.

Arrangements or understandings related to the selection of directors

In January 2011, Discovery Equity Partners, L.P. and Discovery Group I, LLC, which we refer to as Discovery Group, notified us that it intended to nominate four individuals, including Ms. Schipper, for election to the Board at our 2011 annual meeting of shareholders.  In February 2011, we and Discovery Group reached an agreement with respect to the 2011 annual meeting and other matters.  Discovery Group agreed, among other things, that (i) it would not nominate any person for election to the Board at the 2011 annual meeting, (ii) it would not conduct any solicitation of proxies in connection with the 2011 annual meeting, and (iii) it would vote all shares of our common stock it beneficially owned for the election of each of the Board’s nominees at the 2011 annual meeting.  Discovery Group also withdrew its proposal, relating to a Dutch auction tender offer, and agreed not to present that proposal or propose any other business for consideration at the 2011 annual meeting.  We agreed, among other things, to (i) reduce the size of the Board from eight to seven members, effective as of the date of the 2011 annual meeting, (ii) nominate Messrs. Berger, Guenther, Hart, Heasley, Poe, and Sadek, and Ms. Schipper, for election to the Board at the 2011 annual meeting, and (iii) subject to applicable law and the Nasdaq Global Market listing standards, at the organizational meeting of the Board occurring after the 2011 annual meeting, appoint Ms. Schipper to the Board’s Audit Committee.  The agreement between us and Discovery Group was described in and filed as an exhibit to a current report on Form 8-K filed February 22, 2011.  The foregoing is a summary of that agreement and is qualified in its entirety by reference to the agreement.

The agreement also permitted us to set the size of the Board at eight and nominate an individual with management experience in the banking and investment industries, in addition to the individuals named in the preceding paragraph, for election to the Board at the 2011 annual meeting.  In March 2011, the Governance and Nominating Committee recommended that Mr. Hale be nominated and the Board nominated Mr. Hale for election at the 2011 annual meeting.  As described in more detail above, Mr. Hale has significant experience in the banking, investment, and payments industries.  In connection with Mr. Hale’s nomination, the Board set the size of the Board at eight, effective as of the date of the 2011 annual meeting.

PROPOSAL TWO:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.  This proposal, which is commonly referred to as “say-on-pay,” is provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or the Exchange Act.

Our Board is asking shareholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby approved.

The sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation”, which begin on page 27 and 41, respectively, describe in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board concerning executive compensation with respect to the fiscal year ended September 30, 2011.

As you cast your vote on Proposal Two, we ask that you consider the following key features of our executive compensation program:

•
In fiscal year 2011, a principal focus of the Compensation Committee was on our incentive programs, both annual and long-term.  Our management incentive plan, or MIP, is intended to incentivize and reward performance over a 1-year period.  Under the plan approved by the Compensation Committee in May 2011, no executive officer would receive payment under the MIP unless the Company met or exceeded its threshold target of financial performance in fiscal year 2011.  The Company did not meet its threshold target of financial performance in fiscal 2011, and as a result, no executive officer received a payout under the MIP.

•
The Compensation Committee considered our incentive programs with a view towards achieving the objectives of attracting, retaining, and motivating talented employees, supporting business strategies that promote sustained growth and development, rewarding the achievement of business results through performance-based incentive programs, and linking executives’ goals and interests with the interests of our shareholders by tying a portion of executive compensation to our stock.  The Compensation Committee retained an independent compensation consultant to assist it in determining the design of the management incentive plan and long-term incentives.  Our long-term incentive compensation program is structured such that executives realize value from their equity awards only if our stock price appreciates over the term of the awards.

•
Another focus of our Compensation Committee in fiscal year 2011 related to our compensation of executive officers.  Our Chief Executive Officer, Mr. Alex Hart, was hired in fiscal year 2010 at which time, based on information provided by our independent compensation consultant, the Compensation Committee believed Mr. Hart’s base salary, annual incentive compensation, and long-term incentive compensation were at approximately the 50th percentile, relative to the comparable companies identified.  The Compensation Committee did not reconsider or adjust Mr. Hart’s compensation package in fiscal year 2011, and our approach to Mr. Hart’s compensation in fiscal year 2011 remained consistent with his compensation in fiscal year 2010.

•
Our employment agreements with our current executive officers, and our Change in Control Equity Vesting Acceleration Plan, provide for a “double trigger” structure for payments in connection with a change of control of OPAY, which means an executive officer will not receive a “change of control” payment unless both (i) a change in control occurs and (ii) the executive’s employment terminates for cause or good reason within a year of the change of control.

We encourage you to review our Compensation Discussion and Analysis beginning on page 27 for additional discussion of these matters.  We believe these features demonstrate our commitment to performance-based compensation and sound executive compensation practices, and accordingly recommend that you cast your vote FOR Proposal Two.

As an advisory vote, this proposal is not binding.  The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committee thereof).  However, our Compensation Committee and Board value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Section 14A of the Exchange Act also requires that shareholders have the opportunity, at least once every six years, to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two, or three years.  At our 2011 Annual Meeting of Stockholders held on April 7, 2011, our shareholders indicated their preference for an advisory vote on the compensation of our named executive officers to be held annually, which annual frequency was also the recommendation of our Board.  Our Board subsequently determined that we will hold an advisory vote on the compensation of our named executive officers on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board otherwise determines that a different frequency for such votes is in the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL TWO.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2012 by:  (i) each director and director nominee; (ii) each of our named executive officers for fiscal year 2011 as identified in Compensation Discussion and Analysis below; and (iii) all executive officers and directors as a group.  Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common stock beneficially owned
Name of beneficial owner(1)	Total number of shares	Percent of class(2)
Charles W. Berger	145,000	(3)	*
Morgan P. Guenther	146,250	(4)	*
James C. Hale	14,000	(5)	*
Alex P. Hart	158,883	(6)	*
Philip G. Heasley	21,102	(7)	*
David A. Poe	21,668	(8)	*
Zachary F. Sadek	1,799,321	(9)	10.8%
Katharine A. Schipper	-		*
Jeffrey W. Hodges	-		*
Sandip Mohapatra	22,000	(10)	*
Keith S. Kendrick	90,000	(6)	*
Atul Garg	52,000	(11)	*
Ronald W. Johnston	-	(12)	*
John Guszak	-	(12)	*
All directors and executive officers as a group (13 persons)	2,536,110	(13)	14.7%

*Less than 1%

(1)	Address: 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092, unless otherwise specified.
(2)	The percentages shown are based on 16,641,621 shares of common stock outstanding as of January 31, 2012.
(3)	Includes 140,000 shares issuable upon the exercise of options exercisable on or before March 31, 2012.
(4)	Includes 126,668 shares issuable upon the exercise of options exercisable on or before March 31, 2012.
(5)	Consists entirely of shares owned.
(6)	Consists entirely of shares issuable upon the exercise of options exercisable on or before March 31, 2012.
(7)	Includes 10,002 shares issuable upon the exercise of options exercisable on or before March 31, 2012.
(8)	Includes 6,668 shares issuable upon the exercise of options exercisable on or before March 31, 2012.
(9)
Address:  265 Franklin Street, 18th Floor, Boston, Massachusetts 02110.  Based solely on information contained in a Schedule 13D/A filed with the SEC on January 15, 2010 by Giant Investment, LLC, (“Giant”); Parthenon Investors II, L.P. (“Parthenon”); PCap Partners II, LLC (“PCap Partners”); PCap II, LLC (“PCap II”); John C. Rutherford; and Ernest K. Jacquet (collectively, the “Parthenon Group”).  Parthenon is a managing member of Giant, PCap Partners is a general partner of Parthenon, and PCap II is a managing member of PCap Partners.  Giant directly beneficially owns 1,799,321 shares of common stock.  As parents of Giant, Parthenon, PCap Partners and PCap II may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant, comprising 1,748,401 shares of common stock.  John C. Rutherford and Ernest K. Jacquet are control persons of various entities indirectly investing in Giant and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant, comprising 1,799,321 shares of common stock.  In addition, Exhibit 99.2 to a Schedule 13D/A filed by the Parthenon Group on January 6, 2009 indicated that Mr. Sadek, as a Vice President of PCap Managers LLC, an affiliate of Giant, may be deemed to indirectly beneficially own all of the shares directly beneficially owned by Giant, but that Mr. Sadek disclaims any such beneficial ownership.

(10)	Includes 21,667 shares issuable upon the exercise of options exercisable on or before March 31, 2012.
(11)	Includes 50,000 shares issuable upon the exercise of options exercisable on or before March 31, 2012.
(12)	These officers were no longer employed by OPAY as of January 31, 2012 and did not own any shares or have any options outstanding.
(13)	Includes 661,439 shares issuable upon the exercise of options exercisable on or before March 31, 2012.

Significant Shareholders

The following table lists certain persons known by OPAY to own beneficially more than five percent of OPAY’s outstanding shares of common stock as of January 31, 2012.

	Common stock beneficially owned
Name of beneficial owner	Total number of shares	Percent of class(1)

Wells Fargo & Company (2)	2,501,437	15.0%
Discovery Group I, LLC (3)	2,459,404	14.8%
Giant Investment, LLC (4)	1,799,321	10.8%
Heartland Advisors, Inc. (5)	1,576,900	9.5%
Dimensional Fund Advisors LP (6)	1,327,674	8.0%

(1)	The percentages shown are based on 16,641,621 shares of common stock outstanding as of January 31, 2012.

(2)
Address:  For Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94104; and for Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, 525 Market Street, 10th Floor, San Francisco, California 94105.  Based solely on information contained in a Schedule 13G/A filed with the SEC on January 25, 2012 by Wells Fargo & Company and its subsidiary, Wells Capital Management Incorporated.  This table reflects the shares of common stock owned by Wells Fargo & Company and Wells Capital Management Incorporated as of December 31, 2011.

(3)
Address:  191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.  Based solely on information contained in a Schedule 13D/A filed with the SEC by Discovery Group I, LLC on April 26, 2011.  Discovery Group I, LLC is the sole general partner of Discovery Equity Partners, L.P. Discovery Equity Partners, L.P. beneficially owns 2,109,667 shares of common stock and Discovery Group I, LLC beneficially owns 2,459,404 shares of common stock.

(4)
Address:  265 Franklin Street, 18th Floor, Boston, Massachusetts 02110.  Based solely on information contained in a Schedule 13D/A filed with the SEC on January 15, 2010 by Giant Investment, LLC, (“Giant”); Parthenon Investors II, L.P. (“Parthenon”); PCap Partners II, LLC (“PCap Partners”); PCap II, LLC (“PCap II”); John C. Rutherford; and Ernest K. Jacquet (collectively, the “Parthenon Group”).  Parthenon is a managing member of Giant, PCap Partners is a general partner of Parthenon, and PCap II is a managing member of PCap Partners.  Giant directly beneficially owns 1,799,321 shares of common stock.  As parents of Giant, Parthenon, PCap Partners and PCap II may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant, comprising 1,748,401 shares of common stock.  John C. Rutherford and Ernest K. Jacquet are control persons of various entities indirectly investing in Giant and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant, comprising 1,799,321 shares of common stock.  In addition, Exhibit 99.2 to a Schedule 13D/A filed by the Parthenon Group on January 6, 2009 indicated that Mr. Sadek, who is a member of our Board of directors, may be deemed to indirectly beneficially own all of the shares directly beneficially owned by Giant due to his position as a Vice President of PCap Managers LLC, an affiliate of Giant, but that Mr. Sadek disclaims any such beneficial ownership.

(5)
Address:  789 North Water Street, Milwaukee, Wisconsin 53202.  Based solely on information contained in a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. on February 10, 2011.  This table reflects the shares of common stock that may be deemed beneficially owned by (1) Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, and (2) William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc., in each case as of December 31, 2010.  Mr. Nasgovitz disclaims beneficial ownership of these shares.

(6)
Address:  Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.  Based solely on information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 11, 2011.  In its role as an investment advisor or manager to certain investment companies, trusts and accounts (the “Funds”), Dimensional possesses investment and/or voting power over the shares shown in the table above, and may be deemed to be the beneficial owner of such shares.  However, all shares reported above are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.  This table reflects the shares of common stock deemed beneficially owned by Dimensional as of December 31, 2010.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plan as of September 30, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrant and rights (in thousands)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (in thousands)

Equity compensation plans:
Approved by security holders	2,732	$6.63	1,350
Not approved by security holders	350	4.78	—

Total	3,082	$6.42	1,350

Shares shown in the table above that were not approved by shareholders consist of shares issuable pursuant to a Nonstatutory Stock Option Agreement for Inducement Grant entered into between OPAY and Alex P. Hart, our President and CEO, and pursuant to a Nonstatutory Stock Option Agreement for Inducement Grant entered into between OPAY and Jeffrey W. Hodges, our CFO.  The agreement with Mr. Hart grants him an option to purchase 100,000 shares of our common stock at an exercise price of $5.06, the closing price of the common stock as of August 16, 2010, the date of grant.  The agreement with Mr. Hodges grants him an option to purchase 250,000 shares of our common stock at an exercise price of $4.67, the closing price of the common stock as of June 13, 2011, the date of grant.  These options were granted to Messrs. Hart and Hodges as a material inducement to their accepting employment with us, pursuant to an exemption from Nasdaq’s shareholder approval requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission, or the SEC, initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock.  Officers, directors and holders of greater than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 30, 2011, our officers, directors, and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements, with the exception of one Form 4, relating to one transaction for Sandip Mohapatra.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Documents

In November 2003, the Board adopted a Code of Ethics for our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer.  Effective May 4, 2004, we also adopted a Business Code of Conduct for all employees.  On May 6, 2010, we adopted our revised Corporate Governance Guidelines.  In connection with our corporate name change in January 2012, our Board adopted updated versions of the Code of Ethics and Corporate Governance Guidelines reflecting our new name.  Our Code of Ethics, Business Code of Conduct, and Corporate Governance Guidelines, as well as the charters for our Audit Committee, Compensation Committee, and Governance and Nominating Committee, are posted on our website at: http://www.OPAY.officialpayments.com.

Director Independence

Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our Board, the person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Our Board determined that each of our current directors other than Mr. Hart — that is, each of Charles W. Berger, Morgan P. Guenther, James C. Hale, Philip G. Heasley, David A. Poe, Zachary F. Sadek and Katherine A. Schipper — does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. Listing Rules.  John J. Delucca and Ronald L. Rossetti served on our Board of Directors during the fiscal year ended September 30, 2011; their terms of office expired when their successors were elected at the 2011 annual meeting.  Our board previously determined that Mr. Delucca did not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that he was an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. Listing Rules.

With respect to the independence of Mr. Berger, our Board considered Mr. Berger’s service as our interim Chief Executive Officer from June 23, 2010, through August 16, 2010.  In determining that Mr. Berger is now independent, the Board considered the following, among other things:

•	More than 18 months has elapsed since Mr. Berger served as our interim CEO.

•
The Board and Mr. Berger expected – from the time that Mr. Berger became interim CEO – that he was serving in an interim capacity.  His letter agreement specified a term of employment of not more than 60 days, and in fact Mr. Berger served as interim CEO for 54 days, from June 23, 2010, through August 16, 2010.

•	At the time the Board asked Mr. Berger to serve as interim CEO, a formal search process for a successor CEO was under way.

•
Mr. Berger’s letter agreement relating to his service as interim CEO did not contemplate that he would receive – and Mr. Berger did not receive – any of the following for service as interim CEO:  severance pay, long-term health and pension benefits, or long-term incentive compensation.

•
The salary that was offered to Mr. Berger for serving as interim CEO was determined based in part on information provided by the Compensation Committee’s independent consultant.  Based on this information, among other things, the Compensation Committee believes that the Company paid Mr. Berger a market rate for serving as interim CEO.

Board Leadership Structure

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in any way that is in the best interests of OPAY at a given point in time.  Therefore, the Board does not have a policy on whether or not the role of the Chairman of the Board and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.  However, under OPAY’s Corporate Governance Guidelines, if the Chief Executive Officer or another employee is the Chairman of the Board, the independent Directors will designate a non-employee director to be Lead Director.  The responsibilities of Lead Director are specified in our Corporate Governance Guidelines.

In February 2010, the roles of Chairman and CEO were separated.  At this time, we believe that the split leadership structure enhances the Board’s ability to provide independent oversight of OPAY, provides greater opportunities for communication between shareholders and the Board, enhances the Board’s independent and objective assessment of risk, provides an independent spokesman for our company, and provides an experienced sounding board for our CEO.

Mr. Heasley’s duties as Chairman of the Board include the following:

•	Presiding at all meetings of the Board, including sessions of independent directors;

•	Facilitating communications between directors and the Chief Executive Officer;

•	Preparing or approving the agenda for each Board meeting;

•	Determining the frequency and length of Board meetings and recommending when special meetings of our Board should be held; and

•	Reviewing and, if appropriate, recommending action to be taken with respect to written communications from shareholders submitted to our Board.

Oversight of Risk

Our Board oversees our risk management processes directly and through its committees.  Our management is responsible for risk management on a day-day basis.  The role of our Board and its committees is to oversee the risk management activities of management.  They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.  In general, our Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure, and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and steps taken by management to monitor and control these risks, receives and considers reports from other committees on risk, and reports to the Board on risk exposures; our Compensation Committee oversees risk management activities relating to the our compensation policies and practices; our Governance and Nominating Committee oversees risk management activities relating to corporate governance; and our Data Security and Operational Risk Committee oversees risk management activities relating to data security and operational systems.  Each committee reports to the Audit Committee or full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.  In addition, since risk issues often overlap, the full Board discusses risks identified by the Board committees.

Audit Committee Financial Expert

In April 2011 the Board determined that at least two members of the Audit Committee, James C. Hale and Katherine A. Schipper, are each an “audit committee financial expert” as defined in Item

407(d)(5) of Regulation S-K, promulgated by the SEC.  Prior to April 2011 at least one member of the Audit Committee, John J. Delucca, was an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, promulgated by the SEC.

Executive Sessions of Non-Management Directors

At each regularly scheduled meeting of the Board, time is set aside for the non-management directors to meet in an executive session without management present.  The Lead Director, independent Chairman of the Board, or, in their absence, the Chair of the Governance and Nominating or Audit Committee, preside at these meetings.

Service on Other Boards

Our Corporate Governance Guidelines provide that no director may serve on the board of directors of more than three public companies, in addition to our Board of Directors.

Board Evaluation

Our Corporate Governance Guidelines require our Board to conduct a self-evaluation at least annually to determine whether it and its members are functioning effectively.  The Governance and Nominating Committee oversees these evaluations.

Communication with Directors

Shareholders may communicate directly with Board members by writing to:  Official Payments Holdings, Inc., Board of Directors, c/o Corporate Secretary, 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.  Each communication should specify the individual or group to be contacted.  We will receive and review the communications before distributing them to the specified individual or group.  Generally, we will not forward shareholder communications to directors that relate to an improper or irrelevant topic, or which request general information about OPAY.  All other shareholder communications will be forwarded to the director or directors to whom they are addressed.

Nomination of Director Candidates

The Governance and Nominating Committee will consider director nominees proposed by shareholders by following the same process, and applying the same criteria, as it follows for candidates submitted by others.  Shareholders can recommend an individual for directorship consideration by submitting the name of the individual for consideration together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made.  The information should be submitted to the Governance and Nominating Committee, c/o Corporate Secretary, Official Payments Holdings, Inc., at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.

Pursuant to our bylaws, shareholders of record on the date of the notice described in this section and on the record date for the determination of shareholders entitled to vote at the meeting have the right to nominate director candidates, without any action or recommendation on the part of the Governance and Nominating Committee or the Board, only if timely written notice in proper form of the intent to make a nomination at a meeting of shareholders is received by our corporate secretary at:  Official Payments Holdings, Inc., at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.  To be timely under our bylaws, the notice must be received by us at our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.  To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would be required to be included in a proxy statement made in connection with a solicitation of proxies for elections of directors pursuant to Regulation 14A of the Exchange Act.

In evaluating director candidates, including current members of the Board eligible for re-election, the Governance and Nominating Committee considers many factors, including the current size and composition of the Board and its committees; the need for a particular expertise; a candidate’s understanding of marketing, finance, sales, and technology, and of our business and technology; a prospective nominee’s experience, judgment, diversity, independence, and skills; and such other factors as the Governance and Nominating Committee may deem appropriate.  The Governance and Nominating Committee requires that any director candidate satisfy the following minimum qualifications:

•	financial literacy, demonstrated reputation for integrity, and the ability to exercise sound business judgment;

•	high personal and professional ethics;

•	understanding of the fiduciary responsibilities required as a member of the Board and the commitment, time, and ability to meet these responsibilities; and

•	an appropriate professional background providing an understanding of our technology, technology development, finance, sales, and marketing.

The Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints and seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions.  In considering candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards.

Certain Relationships and Related Transactions

Related Person Transaction Policy

The Board has adopted a written policy and procedures for review, approval, and ratification of transactions involving OPAY and “related persons”.  Related persons include OPAY’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest.  The policy covers any related person transaction exceeding $50,000 in which a related person had or will have a direct or indirect material interest.

Policies and Procedures for Review, Approval, or Ratification of Related Person Transactions

We use the following policies and procedures in connection with the review, approval, or ratification of related person transactions:

•	Any related person transaction proposed to be entered into by OPAY must be reported to our General Counsel.

•	The Governance and Nominating Committee shall review and approve all related person transactions, prior to effectiveness or consummation of the transaction, whenever practicable.

•
If the General Counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the Governance and Nominating Committee shall review and, in its discretion, may ratify the related person transaction at the next Governance and Nominating Committee meeting, or at the next meeting following the date that the related person transaction comes to the attention of the General Counsel; provided, however, that the General Counsel may present a related person transaction arising in the time period between meetings of the Governance and Nominating Committee to the Chair of the Governance and Nominating Committee, who shall review and may approve the related person transaction, subject to ratification by the Governance and Nominating Committee at its next meeting.

•
Previously approved transactions of an ongoing nature shall be reviewed by the Governance and Nominating Committee annually to ensure that such transactions have been conducted in accordance with the previous approval granted by the Governance and Nominating Committee, if any, and that all required disclosures regarding the related person transaction are made.

Standards for Review, Approval, or Ratification of Related Person Transactions

The Committee reviews, approves, or ratifies a related party transaction primarily based on the following standards:

•	the related person’s interest in the transaction, the dollar value of the amount involved, and the dollar value of the amount of the related person’s interest, without regard to profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in OPAY’s best interests.  The Committee may impose any conditions on the related person transaction that it deems appropriate.

Transactions not covered by Related Person Transaction Policy

Our Board has determined that specific types of interests and transactions identified in the policy do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the policy, including:

•
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction;

•	a transaction that is specifically contemplated by provisions of our charter or bylaws; and

•	transactions that do not constitute related person transactions pursuant to the instructions to the SEC’s related person transaction disclosure rule.

In December 2010, we entered into a separation agreement and release with Ronald L. Rossetti, our former Chairman of the Board and Chief Executive Officer.  Pursuant to the separation agreement, we paid Mr. Rossetti approximately $1.3 million in connection with his departure from the position of CEO. The separation agreement is in substantially the form provided for by the employment agreement between OPAY and Mr. Rossetti dated April 30, 2008, and the amount that we paid Mr. Rossetti pursuant to the separation agreement was determined substantially in the manner required by the employment agreement.  The separation agreement with Mr. Rossetti was approved under our related person transaction policy.

In February 2011, we accelerated the vesting of the unvested portion of the restricted stock units that were issued to John J. Delucca in connection with his election to the Board at the annual meetings in 2009 and 2010, such acceleration to be effective upon the expiration of Mr. Delucca’s term as a director in May 2011.  The acceleration of vesting did not affect the timing of payments under the agreements governing Mr. Delucca’s restricted stock units.  The acceleration of Mr. Delucca’s options was approved by the Compensation Committee, which consists entirely of independent directors and which has the power and authority to determine the compensation of directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal year 2011, the Board held 19 meetings.  Each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings of the board of directors (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the board on which he served (during the periods that he or she served), except for Ms. Schipper who attended 71% of the aggregate Board, Audit and Capital Review Committee meetings.  Directors may attend the annual meeting of shareholders, but are not obligated to do so.  One of the directors attended last year’s annual meeting.  Committee members and a summary of key committee functions are as follows:

Audit Committee
Number of Members:  4
Members:
Philip G. Heasley (Chair from April 2011)
James C. Hale (Co-Chair from April 2011)
Katherine A. Schipper (from April 2011)
Zachary F. Sadek
John J. Delucca (to April 2011)
Morgan P. Guenther (to April 2011)

Number of Meetings in Fiscal 2011:  9

Functions:
Selects the independent registered public accounting firm to audit OPAY’s books and records, subject to stockholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing:  internal quality control procedures, any issues raised by an internal or peer quality control review, and any investigations by regulatory authorities.

Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews independence and performance.  Also reviews any proposed engagement between OPAY and the independent registered public accounting firm and approves in advance any such engagement, if appropriate.

Reviews internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements, with management and the independent registered public accounting firm.

Oversees financial exposure risk and risk assessment guidelines, receives and reviews reports on risk from other committees, and reports to the Board of Directors on risk exposures.

Discusses earnings releases and guidance provided to the public.

As appropriate, obtains advice and assistance from outside legal, accounting, or other advisors.

Prepares a report of the Audit Committee to be included in our proxy statement.

Assesses annually the adequacy of the Audit Committee Charter.

Reports to the Board about these matters.

Compensation Committee
Number of Members: 4 Members: Philip G. Heasley (Chair) Morgan P. Guenther James C. Hale (from April 2011) Zachary F. Sadek Number of Meetings in Fiscal 2011: 13
Functions:
Reviews and approves the compensation of our Chief Executive Officer and our other executive officers.

Oversees evaluation of executive officer performance.

Oversees and advises the Board on the adoption of policies that govern our compensation programs.

Oversees the administration of our equity-based compensation and other benefit plans and approves grants of stock options and stock awards to our officers and employees.

Considers and reports to the Audit Committee and Board on risk management relating to compensation policies and practices.

Evaluates and makes recommendations to the Board concerning non-employee director compensation (to January 2012).

Governance and Nominating Committee
Number of Members:  4
Members:
            Morgan P. Guenther (Chair)
            Charles W. Berger (from April 2011)
            Philip G. Heasley
            David A. Poe (from April 2011)
            John J. Delucca (to April 2011)

Number of Meetings in Fiscal 2011:  9

Functions:
Interviews, evaluates, nominates, and recommends individuals for membership on the Board and its committees.

Evaluates and recommends, where appropriate, whether a member of the Board qualifies as independent within the meaning of the applicable Nasdaq rules.

Recommends guidelines and responsibilities relating to corporate governance for adoption by the Board.

Oversees risk management activities relating to corporate governance.

Reviews, approves, or ratifies related person transactions.

Evaluates the effectiveness of the Board and its committees.

As appropriate, engages outside legal and other advisors.

Evaluates and makes recommendations to the Board concerning non-employee director compensation (from January 2012).

Data Security and Operational Risk Committee
Number of Members:  3
Members:
            David A. Poe (Chair)
            Charles W. Berger (from April 2011)
            Katherine A. Schipper (from April 2011)
            Philip G. Heasley (to April 2011)
            Zachary F. Sadek (to April 2011)

Number of Meetings in Fiscal 2011:  7

Functions:
Identifies and evaluates procedures for mitigation of data security, payment processing platform, and operational systems risks.

Oversees safeguards and programs on data security, infrastructure, and operational systems integrity and risks.Works with management to enhance current, and develop new, technical policies and procedures for data security and operational system risks.

Oversees procedures for use of Company information assets, and outside processors and vendors.

Reviews insurance maintained by the Company to protect against data security and operational risks.

Capital Planning Committee
Number of Members: 3 Members: Philip G. Heasley (Chair) Morgan P. Guenther James C. Hale Number of Meetings in Fiscal 2011: 4	Functions: Evaluate the Company’s current and potential sources and uses of capital and report to the Board. As appropriate, retains advisors to assist in the evaluation of capital sources and uses.
Capital Review Committee
Number of Members: 3 Members: Katherine A. Schipper (Chair) Charles W. Berger David A. Poe Number of Meetings in Fiscal 2011: 3	Functions: Evaluate the appropriate level of capital for the Company’s current business plans and report to the Board on its analysis.
The charters for the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available for review on our website at http://www.OPAY.OfficialPayments.com.

REMOVAL OF DIRECTORS

Under Delaware law, when a corporation's board of directors is not classified, shareholders have the right to remove any director, or the entire board of directors.  Delaware law also provides that, where a corporation has cumulative voting for the election of directors, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors.  Under OPAY’s certificate of incorporation, shareholders currently have the right to cumulate their votes for the election of directors, and OPAY’s bylaws are consistent with this provision of Delaware law.

The following are two examples of how Delaware law and OPAY’s certificate of incorporation and bylaws would be applied, if shareholders sought to remove one director, if OPAY had an eight-member Board, if 20,000,000 shares of stock were outstanding and entitled to vote in the election of directors at the time of the vote on the removal proposal, and if the holders of all 20,000,000 shares cast votes on the removal proposal:

•
If the holders of 17,777,777 shares voted in favor of the director’s removal, and the holders of 2,222,223 shares voted against removal, then the director would not be removed.  The director would not be removed because the total number of possible votes that could be cast in the election of an eight-member Board would be 160,000,000, with the top eight vote recipients being elected to the Board, meaning that 17,777,778 would be the threshold number of votes necessary to secure a seat on the Board at an election of the entire Board (and, therefore, to defeat a proposal to remove a director).  Since the holders of 2,222,223 shares would be entitled to cast 17,777,784 votes, the director would remain on the Board.

•
If the holders of 17,777,778 shares voted in favor of the director’s removal, and the holders of 2,222,222 shares voted against removal, then the director would be removed.  The director would be removed because the holders of 2,222,222 shares would be entitled to cast 17,777,776 votes, falling two votes short of the number of votes that would be required to secure a seat on the Board  at an election of the entire Board (and, therefore, to defeat a proposal to remove a director).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that appears below with management.  Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in our annual report on Form 10-K, as amended, and in this proxy statement.

The foregoing report is given by the members of the Compensation Committee:  Philip G. Heasley (Chair), Morgan P. Guenther, James C. Hale, and Zachary F. Sadek.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2011, the members of the Compensation Committee were Messrs. Guenther, Heasley, Sadek, and Hale (from April 2011), none of whom was a current or former officer or employee of OPAY and none of whom had any related person transaction involving OPAY.  No interlocking relationships exist between the Board of Directors or the Compensation Committee and the board of directors or the compensation committee of any other entity.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy, Objectives, and Design

Compensation Philosophy

Our compensation philosophy for all our employees is to create an overall compensation package that (1) provides fair and competitive cash compensation and (2) aligns the interests of our executives with the interests of our shareholders, principally through performance-based incentives and long-term incentives.  This compensation philosophy is particularly true for our executive officers, as we rely on their leadership, management skills, and experience for OPAY’s continued growth and development.  The compensation discussion and analysis that follows discusses the compensation of the executive officers listed in the Summary Compensation Table below, whom we refer to as our “named executive officers.” Our named executive officers for fiscal year 2011 consist of Alex P. Hart, our President and Chief Executive Officer; Jeffrey W. Hodges, our current Chief Financial Officer, who began employment with us on June 13, 2011; Sandip Mohapatra, our Chief Technology Officer; Keith S. Kendrick, our Senior Vice President, Strategic Marketing; Atul Garg, our Senior Vice President, Product Management; and two officers who served as our principal financial officer for a portion of fiscal year 2011:  Ronald W. Johnston, who served as Senior Vice President and Chief Financial Officer until March 3, 2011; and John Guszak, who served as our Controller in fiscal year 2011 and as our interim principal financial officer from March 3, 2011 until June 13, 2011.

Compensation Objectives

Our Compensation Committee establishes and reviews our overall executive compensation philosophy and objectives and oversees our executive compensation programs.  The primary goals of our compensation program are to:

•	attract, retain, and motivate talented employees;

•	support business strategies that promote sustained growth and development;

•	reward the achievement of business results through performance-based incentive programs; and

•	link executives’ goals and interests with the interests of our shareholders by tying a portion of executive compensation to our stock.

We design our compensation strategy and packages for our executive officers to further these goals.

Performance

Our goal is to encourage and sustain high-quality performance by our executives.  To achieve this goal, we compensate our executives for their individual skills, talents, leadership qualities, and responsibilities, primarily through base salary.  To encourage our executives to meet and exceed current performance levels, enhance their skill levels, and maximize their contributions to our company, we also provide performance-based cash and long-term incentive compensation.  Our management incentive program incentivizes both the achievement of company-wide financial performance and specific, non-quantitative personal performance goals that contribute to the value of our company.  The combination of guaranteed cash compensation in the form of base salary and the potential for additional performance-based compensation through our incentive compensation programs allows us to reward our executives for the value they add to our company.

Alignment

To align the interests of our executives with those of our company and our shareholders, we provide performance-based annual incentive and long-term incentive compensation.  Annual incentive compensation is based in part on OPAY’s achieving specific goals or targets for the fiscal year.  When these goals or targets are not met, executives may not receive annual incentive compensation.  As discussed below, for fiscal year 2011, no executive officer received payment under our management incentive plan other than Mr. Guszak, who received a $15,000 discretionary bonus in respect of his role as Controller.  By linking individual incentive compensation to OPAY’s goals, we align the interests of our executives with those of our shareholders.

In addition, we provide long-term incentives to our executives through stock options and restricted stock units (RSUs).  For fiscal year 2011, long-term incentives were also available as performance stock units (PSUs).  This further aligns the interests of our executives with our shareholders because both shareholders and executives benefit from OPAY’s growth and the appreciation in the value of our stock.

Retention

We operate in a competitive work environment in which executives are presented with many opportunities outside of OPAY.  We have employment contracts with Messrs. Hart, Hodges, Mohapatra, Kendrick, and Garg.  These contracts are intended to provide stability within our organization and allow for sustained focus and effort to grow and develop the company.

Consideration of Prior Shareholder Advisory Vote on Executive Compensation

At our 2011 annual meeting of shareholders, we provided our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers.  At the 2011 annual meeting, our shareholders cast 12,382,945 votes, or 86%, in favor of approving the compensation, and 1,993,433 votes, or 14%, against.  Our Compensation Committee and Board value the opinions expressed by our shareholders, including in the non-binding advisory vote on executive compensation.  Our Compensation Committee took the results of the vote into account when determining that our fiscal year 2011 executive compensation policies should largely remain consistent with our policies in prior years and should continue to emphasize the performance, alignment, and retention objectives described above.  We did not take any compensation actions in fiscal year 2011 specifically in response to the executive compensation advisory vote.

Implementing our Objectives – Annual and Long-Term Incentives

In fiscal year 2011, a principal focus of the Compensation Committee was on our incentive programs, both annual and long-term.  The Compensation Committee considered these programs with a view towards achieving the objectives described above.  This section discusses and analyzes the Compensation Committee’s objectives, process, and decisions.

Role of the Compensation Committee and Consultants in Determining Annual and Long-Term Incentives

Our compensation programs in fiscal year 2011 were the result of careful deliberation and analysis by the Compensation Committee.  The Compensation Committee met 13 times to consider executive compensation matters.  During these meetings, the Compensation Committee carefully considered how to enhance the alignment of our compensation programs with our objectives.

In fulfilling its duties, the Compensation Committee was assisted by Compensia, Inc., a consulting firm that specializes in providing executive compensation advisory services.  Compensia is the Board and Compensation Committee’s independent compensation consultant.  Compensia was involved in all aspects of the design and implementation of our compensation programs for fiscal year 2011.  The

Compensation Committee retained Compensia because of Compensia’s independent viewpoint and its expertise, particularly with technology companies.  Compensia and its affiliates do not provide any services to the company other than compensation advisory services provided to the Board and Compensation Committee.
In connection with a November 2010 meeting of the Compensation Committee, Compensia provided an analysis of the compensation of our executive officers.  Among other things, Compensia assessed the cash compensation of the company’s executive officers, the equity incentives made available to these officers, and the company’s performance.  At the Compensation Committee’s request, Compensia provided market data on the compensation practices at public technology companies that Compensia deemed comparable to OPAY:  Asta Funding, Inc.; Bluefly, Inc.; Bottomline Technologies (de), Inc.; Cass Information Systems, Inc.; EasyLink Services International Corporation; Ebix, Inc.; EPIQ Systems, Inc.; Higher One Holdings, Inc.; iMergent, Inc.; INX, Inc.; NIC Inc.; Online Resources Corporation; PRGX Global, Inc.; S1 Corporation; SPS Commerce, Inc.; Synchronoss Technologies, Inc.; TechTeam Global, Inc.; and VASCO Data Security International, Inc.

During fiscal year 2011, Compensia also advised the Committee with respect to the design of the management incentive plan, long-term incentives (including an option grant to Mr. Kendrick, as described below), and compensation packages in connection with our decisions to hire a new Chief Financial Officer and a new Chief Technology Officer.

Annual Incentive Compensation

Annual incentive compensation plans are designed to:

•	align the management team’s financial interests with those of our shareholders;

•	support a performance-oriented environment that rewards OPAY’s overall results;

•	attract, motivate, and retain key management critical to OPAY’s long-term success; and

•	align compensation with OPAY’s business strategy, values, and management initiatives.

Annual incentives are used in particular to reward performance against defined financial metrics established as part of the company’s annual budgeting and strategic planning process, such that our executive officers and other key contributors are recognized for the achievement of specific and measurable company performance metrics on an annualized basis.  For fiscal year 2011, an officer with greater influence on our performance could have received incentive compensation equal to a higher percentage of his or her base salary if the company had achieved its objectives.

For fiscal year 2011, we had one formal annual incentive compensation plan, our management incentive plan, or MIP.  In fiscal year 2011, all named executive officers were eligible to participate in the MIP.  Any payout under the MIP would have been made in cash.

In May 2011, the Compensation Committee approved performance metrics under the MIP.  The performance metrics consisted of a company performance metric and one or more individual performance goals for each participant in the MIP.  The company performance metric was net income from continuing operations before interest expense net of interest income, income taxes, depreciation and amortization and stock-based compensation in both equity and cash (subject to adjustments as may be determined by the Compensation Committee), which we refer to as Adjusted EBITDA.  The Committee also specified individual performance goals for each of our named executive officers.  These goals included the achievement of strategic objectives based on each such officer’s area of responsibility.

The Compensation Committee believed that linking MIP payouts to Adjusted EBITDA was particularly appropriate for the company because management uses Adjusted EBITDA as a primary measure to evaluate our business.  Management also uses Adjusted EBITDA to evaluate our performance against peer companies within the electronic payments industry.

Under the plan approved by the Compensation Committee in May 2011, no executive officer would receive payment under the MIP for meeting his or her individual performance goals unless the company met or exceeded its threshold performance target, $3,040,000 of Adjusted EBITDA in fiscal year 2011.  During fiscal year 2011, the company did not meet any of its Adjusted EBITDA goals, and therefore no executive officer received a payout under the MIP.

Additional details about the MIP are provided below under the heading Annual Incentive Compensation – Management Incentive Plan.

Long-Term Incentives

Our long-term incentive plans are designed to promote many of the same purposes as our annual incentive compensation plans, including aligning employee and shareholder interests and attracting, motivating, and retaining our employees.  Long-term incentive plans, however, focus on the achievement of our business objectives and the measurement of performance over a longer time horizon and the retention of a successful and tenured employee team over time.

We provide long-term incentives through equity-based awards granted under our Amended and Restated 2004 Stock Incentive Plan, or the 2004 Plan.  From time to time, we may also grant equity awards outside of our established equity plans to new executives as an inducement material to their entering into employment with us, as permitted by Nasdaq rules.  These incentives are designed to motivate executives through equity ownership or compensation tied to stock appreciation.

During fiscal year 2011, with the twin goals of providing long-term incentives to our employees and aligning the interests of our stockholders and employees, the Compensation Committee authorized grants of stock options to all employees who did not then hold options.  The Compensation Committee believes that these grants operate as long-term incentives in part because they vest over time, in part because their value can increase over time if and as the price of the company’s common stock increases, and in part because they generally expire ten years from the date of grant.  The Compensation Committee believes that options align the interests of employees and stockholders because the value of the options increases as the price of the common stock increases.

In fiscal year 2011, the Compensation Committee authorized the grant of options to purchase 1,690,250 shares of common stock, including grants of options to Mr. Hodges, Mr. Garg and Mr. Mohapatra in connection with their commencement of employment.  Following these grants, all OPAY employees held options to purchase the company’s common stock.  The Committee determined that this was appropriate because it believed that a workforce in which all the employees held equity incentives would be more highly motivated to achieve the company’s business objectives and produce value for shareholders.  In authorizing these grants, the Committee took into account the fact that, in the company’s 2009 and 2010 fiscal years, options to purchase only 570,000 shares and 400,000 shares had been granted, and all the options granted in fiscal year 2010 had been issued to Mr. Hart in connection with his joining the company.  The number of options granted in fiscal year 2011 were higher than in past years, primarily because these fiscal year 2011 grants included both grants made in connection with the hiring of three new executive officers and because the committee authorized grants to all employees of the company who had not previously been included in the company’s long term equity incentive plans.  The Committee believes that the grants made were consistent with the objectives of attracting, retaining and motivating talented employees, supporting business strategies that promote growth, and aligning executive goals with the interests of our shareholders.

Additional details about our long-term incentives are provided below under the heading Long-Term Incentive Compensation.

During fiscal year 2011, we also provided long-term incentives through our Executive Performance Stock Unit Plan, or PSU Plan.  Because the minimum performance targets under that plan were not achieved, the plan expired, with the PSUs un-awarded, in December 2011.

Implementing our Objectives – Our Named Executive Officers

General

The Compensation Committee meets throughout the year to address compensation matters.  Among other functions, the Compensation Committee is responsible for reviewing and approving the compensation of our executive officers, overseeing the evaluation of executive officer performance, and overseeing our incentive compensation programs.  In this role, the Compensation Committee seeks to implement our compensation philosophy and objectives across our compensation programs.  In performing its duties, the Compensation Committee consults with its independent compensation consultant, Compensia.  The Compensation Committee uses Compensia to assist in the compilation, review, and interpretation of marketplace compensation information, counsel the Compensation Committee about competitive market practices with respect to compensation plan design and market trends, and perform analyses and provide compensation consulting advice on an as-needed basis, at the request of the Compensation Committee.

Compensation of our Chief Executive Officer

Alex P. Hart joined us as our President and Chief Executive Officer in August 2010, shortly before fiscal year 2010 ended on September 30, 2010.  Mr. Hart’s compensation package was the subject of careful consideration by the Compensation Committee at the time of Mr. Hart’s hiring and was set forth in his employment agreement.  We discussed the Compensation Committee’s approach to Mr. Hart’s hiring and compensation in the proxy statement for our 2011 annual meeting.  Based on information provided by Compensia in connection with Mr. Hart’s hiring, the Compensation Committee believed Mr. Hart’s base salary, annual incentive compensation, and long-term incentive compensation were at approximately the 50th percentile, relative to the comparable companies identified by Compensia.  Therefore, the Compensation Committee did not reconsider or adjust Mr. Hart’s compensation package in fiscal year 2011, and our approach to Mr. Hart’s compensation in fiscal year 2011 remained consistent with his compensation in fiscal year 2010.

Compensation of Newly-Hired Executive Officers

In fiscal year 2011, the company hired Mr. Hodges, our Chief Financial Officer, Mr. Mohapatra, our Chief Technology Officer and Mr. Garg, our Senior Vice President, Product Management.  In the cases of Mr. Hodges and Mr. Mohapatra, the Compensation Committee received a report from Compensia about the cash compensation, bonus opportunity, and long-term incentives granted to newly hired CFOs and CTOs by companies with revenues roughly comparable to OPAY’s.  In the case of Mr. Garg, the Compensation Committee considered Mr. Garg’s compensation, including his cash compensation, bonus opportunity, and long- term incentives, in light of his responsibilities, experience, and qualifications.

The compensation package for these newly hired officers consisted of five main elements:  base salary; annual incentive compensation; long-term incentives; perquisites and benefits; and severance and change of control provisions.  Similar to the process used when setting Mr. Hart’s compensation package, the Compensation Committee used market data (including market data provided by Compensia) to assist it in determining the compensation packages for Messrs. Hodges and Mohapatra, but the Committee did not follow a specific allocation method or formula in setting their compensation, and members of the Committee drew on their own business experience and judgment, their own evaluations of Messrs. Hodges and Mohapatra, and their own assessments of the company in formulating the compensation packages for the new CFO and CTO.  Based on information provided by Compensia, the Compensation Committee believes that the total cash compensation (defined as the base salary and the bonus opportunity) for each of Mr. Hodges and Mr. Mohapatra is at approximately the 50th percentile, relative to the comparable companies for which data was provided by Compensia.

Base Salary

Base salary provides a predictable source of income and is a material component of the compensation of our named executive officers.  Each officer’s salary is intended to reflect his role and responsibility within the company, as well as the skills, experience, and leadership qualities he brings to his position.

The Compensation Committee consulted with Compensia regarding the base salaries of our named executive officers.  Compensia provided the Compensation Committee with market data about the salaries paid to the officers of the comparable companies described above.

Based on the Committee’s review, the Compensation Committee did not increase the base salary of any of our named executive officers in fiscal year 2011.

The following table sets forth the base salaries of our named executive officers for fiscal year 2011, 2010, and 2009, presented at an annual rate:

	Base salary rate by fiscal year
	2011		2010	2009
Alex P. Hart President and Chief Executive Officer	$400,000		$400,000	$—
Jeffrey W. Hodges (1) Chief Financial Officer	275,000		—	—
Sandip Mohapatra (2) Chief Technology Officer	215,000		—	—
Keith S. Kendrick Senior Vice President, Strategic Marketing	265,000		265,000	265,000
Atul Garg (3) Senior Vice President, Product Management	225,000		—	—
Ronald W. Johnston (4) Senior Vice President, Chief Financial Officer	272,000		272,000	272,000
John Guszak (5) Controller; Interim Principal Financial Officer	181,971	(6)	—	—

(1)	Mr. Hodges joined OPAY in June 2011.
(2)	Mr. Mohapatra joined OPAY in December 2010, and was promoted to Chief Technology Officer in March 2011.
(3)	Mr. Garg joined OPAY in November 2010.
(4)	Mr. Johnston served as Senior Vice President, Chief Financial Officer until his departure on March 3, 2011.
(5)	Mr. Guszak served as Controller prior to March 3, 2011, as Controller and interim Principal Financial Officer from March 3, 2011 until June 13, 2011, and as Controller following June 13, 2011.
(6)	Mr. Guszak’s base salary was $176,671 at the beginning of fiscal 2011 and increased to $181,971 in January 2011.

The Compensation Committee expects to continue to review the salaries of the company’s executive officers at least annually and will evaluate adjustments based upon OPAY’s performance and financial position, individual performance, market survey data, and general economic conditions, among other factors.

Annual Incentive Compensation

Management Incentive Plan

The objectives of our annual compensation program, and the Compensation Committee’s approach to annual compensation, are described above.  As noted above, we had one annual incentive plan in fiscal 2011:  the MIP.

As described above, consistent with our overall compensation philosophy and objectives, the Compensation Committee designed the MIP so that payouts would be based on the achievement of performance metrics.  The performance metrics consisted of a company performance metric and one or more individual performance goals for each individual participating in the MIP.  As described above, the Compensation Committee specified Adjusted EBITDA as the company performance metric.

The Adjusted EBITDA targets for fiscal year 2011 were as follows:

Adjusted EBITDA Performance Metric
Threshold	Target	Maximum
$3,040,000	$3,800,000	$4,750,000
80% of Target	100% of Target	125% of Target

These targets were approved by the Compensation Committee based upon OPAY’s strategic plan and budget process.

The Committee also specified individual performance goals for each of Company’s executive officers.  The individual performance goals were strategic goals based on each executive officer’s area of responsibility.

Mr. Hart’s goals included the following:

•	Build a more effective management team

•	Develop a more data driven corporate culture

•	Increase the attractiveness of the customer value proposition

•	Rationalize technology investments leading to a more profitable platform for future growth

•	Create a more strategic approach to sales and account management

The individual goals for our named executive officers other than Mr. Hart focused on their leadership and accomplishments in their areas of responsibility within OPAY.

The relative weighting of the achievement of company goals and the achievement of individual goals in relation to payout allocation varied by named executive officer under the MIP.  The MIP payout allocations for Mr. Hart, who has relatively greater responsibility for the overall performance of the company, had correspondingly higher weighted company goals and lesser weighted individual goals.  The MIP payout allocations for our other named executive officers, who focus relatively more on discrete areas of company operations, had correspondingly higher weighted individual goals and lesser weighted company goals.  80% of the potential payout under the MIP to Mr. Hart was to be based on the Company’s Adjusted EBITDA, 70% of the potential payout under the MIP to Messrs. Hodges, Mohapatra, Kendrick, Garg, and Johnston was to be based on the Company’s Adjusted EBITDA, and 45% of the potential payout under the MIP to Mr. Guszak was to be based on the Company’s Adjusted EBITDA.  The remainder of an officer’s potential payout under the MIP was to be based on the achievement of his individual performance goals.

The following table illustrates the payout levels our named executive officers would have received, if OPAY had achieved the threshold, target, and maximum levels of company performance, and if each named executive officer had achieved an individual performance rating of “exceeds expectations” under the MIP.

Estimated Payout Levels (1) (2)
Name	Threshold	Target	Maximum
Alex P. Hart	$150,000	$300,000	$600,000
Jeffrey W. Hodges	20,719	41,438	82,877
Sandip Mohapatra	50,481	100,962	201,923
Keith S. Kendrick	66,250	132,500	265,000
Atul Garg	54,817	109,634	219,267
Ronald W. Johnston	68,000	136,000	272,000
John Guszak	22,746	45,493	90,986

(1)	For named executive officers who were employed by us for only part of fiscal year 2011, the amounts shown in the table represent prorated annual amounts.

(2)
Each threshold amount for each named executive officer represents 50% of the target amount for such named executive officer, and each maximum amount for the named executive officer represents 200% of the target amount for such named executive officer.

As noted above, during fiscal year 2011, OPAY did not meet any of its Adjusted EBITDA goals, and therefore no executive officer received a payout under the MIP for fiscal year 2011.

If performance targets for a fiscal year are not met, the Compensation Committee may still elect to pay bonus incentive compensation on a discretionary basis.  There is no limit on the Compensation Committee’s discretion; however, for fiscal year 2011, the Compensation Committee did not exercise discretion to increase the bonus compensation payable to any executive officer other than Mr. Guszak, who received a $15,000 discretionary bonus in respect of his duties as Controller.  The Compensation Committee exercises its discretion to pay bonus compensation where it determines that such a payment would increase shareholder welfare over the medium- and long-term.  In determining whether and how to exercise their discretion to pay incentive compensation, members of the Compensation Committee are subject to the same standards of fiduciary duty, good faith, and business judgment that govern the exercise of their other responsibilities as directors of OPAY.

Sign-on Bonus

In connection with hiring Mr. Hodges as our new CFO, we paid Mr. Hodges a one-time sign-on bonus of $75,000.  If Mr. Hodges’ employment at OPAY ends before June 13, 2012, the first anniversary of his start date, because OPAY terminates him for cause or he resigns without good reason (each as defined in his employment agreement), he will be obligated to repay the sign-on bonus.  The Compensation Committee believes that this sign-on bonus was critical in incentivizing Mr. Hodges to accept employment with us.

In connection with hiring Mr. Garg as our Senior Vice President, Product Development, we paid Mr. Garg a one-time sign-on bonus of $50,000.  Mr. Garg’s sign-on bonus was contingent on Mr. Garg completing 12 months of service, which he did in November 2011.

We did not pay a sign-on bonus to Mr. Mohapatra.

Long-Term Incentive Compensation

The objectives of our long-term compensation programs, and the Compensation Committee’s approach to long-term compensation, are described above.

2004 Plan; Option Grants Outside the Plan

We provide long-term incentives to our executives through stock options and restricted stock units granted under our Amended and Restated 2004 Stock Incentive Plan.  As permitted by Nasdaq rules, the Compensation Committee has the discretion to grant options outside the 2004 Plan, as an inducement material to an executive’s entering into employment with us.

The options granted under the 2004 Plan in fiscal year 2011 were granted with an exercise price equal to the closing market price of our common stock on the Nasdaq on the date of grant, and are generally exercisable for a period of ten years.  Generally, subject to acceleration in the circumstances described below, one quarter of the options subject to each grant vest on the first anniversary of the date of grant, and 1/48 of the options vest each month thereafter.  The terms of options granted outside the 2004 Plan are generally similar to the terms of options granted under the 2004 Plan.  For the grant to Mr. Garg in November 2010 and the grant to Mr. Mohapatra in February 2011, which are described further below, subject to acceleration in the circumstances described below, one quarter of the options subject to each grant vest on the first anniversary of the date of grant, and one quarter vest each year thereafter.

Options that are unvested upon an executive’s termination are generally forfeited, unless otherwise provided in an option agreement or employment agreement.  We believe this encourages executive performance, tenure, and the promotion of sustained growth with OPAY.  However, our named executive officers may be entitled to accelerated vesting of their options and RSUs under certain circumstances, including a change of control.  See Potential Payments Upon Termination or Change in Control for additional information.

As previously disclosed, in fiscal year 2010, the Compensation Committee awarded Mr. Hart options to purchase 400,000 shares of our common stock in connection with the commencement of Mr. Hart’s employment.  In light of these grants, the Compensation Committee did not grant any options to Mr. Hart in fiscal year 2011.

In fiscal year 2011, the Compensation Committee awarded Mr. Hodges an option to purchase 250,000 shares of our common stock, Mr. Garg an option to purchase 200,000 shares of our common stock, and Mr. Mohapatra an option to purchase 80,000 shares of our common stock, each in connection with the commencement of his employment.  The grants to Messrs. Garg and Mohapatra were made under the 2004 Plan; the grant to Mr. Hodges was outside the Plan.

In May 2011, in connection with Mr. Mohapatra’s promotion to CTO, the Compensation Committee granted Mr. Mohapatra an option to purchase 100,000 shares of our common stock.  In May 2011, as part of the broad-based option grants authorized by the Compensation Committee as described above, the Compensation Committee granted an option to purchase 100,000 shares of our common stock to Mr. Kendrick.  The grants to Messrs. Kendrick and Mohapatra were made under the 2004 Plan.

PSU Plan

For fiscal year 2011, long-term incentives were also available as performance stock units granted under our Executive Performance Stock Unit Plan.  In an effort to further align our executives’ financial interests with those of our shareholders and promote stability in key executive positions, the Compensation Committee adopted the PSU Plan on December 4, 2008.  Under the PSU Plan, a maximum of 800,000 units were available for issuance as awards to eligible executives.  The units were to be awarded only upon the achievement and maintenance for a period of 60 days of specific share performance targets, or Share Price Performance Targets, that, for the initial participants in the PSU Plan, were $8.00, $9.50, $11.00, and $13.00 per share.  For participants hired after December 4, 2008, the Committee had the authority to establish Share Price Performance Targets based on 25%, 50%, 75%, and 100% increases in the share price.

Any PSUs awarded would have vested on December 4, 2011, the third anniversary of the December 4, 2008 effective date.  Because we did not achieve the applicable Share Price Performance Targets under the PSU Plan, the PSUs expired un-awarded in December 2011.

Former Executive Officers

During fiscal year 2011, Mr. Johnston ceased to be an employee of OPAY.  Pursuant to Mr. Johnston’s separation agreement with us, 15,000 options that would otherwise have been unvested were accelerated and vested on his separation date of March 3, 2011.  Mr. Johnston exercised these options in full prior to their expiration on June 3, 2011.

Perquisites and Benefits

Our benefits programs include paid time off; medical, dental, and vision insurance; a 401(k) plan with a safe harbor matching contribution; group term life insurance; short term disability; long term disability; and a range of voluntary or elective benefits.  All of our full-time employees, including our named executive officers, are generally eligible to participate in these programs.  We provide these programs because we believe that some level of personal benefits is necessary as part of a competitive compensation arrangement for our employees.  We do not have an established executive benefits program or an executive perquisite program.

We provide commuting and relocation benefits to executive officers who do not reside near our headquarters when they join us.  We believe these perquisites benefit us and our shareholders by inducing individuals who do not live near our headquarter to join OPAY, and by ensuring that these executive officers are able to maintain a regular presence at our headquarters to meet their duties and responsibilities in full.  Following fiscal year 2011, we moved our corporate headquarters from Reston, Virginia to Norcross, Georgia.  We expect that this will reduce the amount we pay in commuting benefits in fiscal 2012, as compared with fiscal 2011.

Pursuant to his employment agreement with us, we reimbursed Mr. Hart $35,775 in fiscal 2011 for expenses for local transportation while he was located in Reston, Virginia and air and ground transportation, meals and lodging for travel by Mr. Hart to and from his home to our corporate headquarters in Reston.  We also reimbursed Mr. Hart $3,000 for legal consultation fees relating to negotiation and review of Mr. Hart’s employment agreement.  See Summary Compensation Table below.  We believe these limited perquisites provided to Mr. Hart were important in inducing Mr. Hart to accept employment with us and retaining his services.

Mr. Garg joined us early in fiscal year 2011.  At the time he joined us, Mr. Garg resided in the Oak Brook, Illinois area.  He received a relocation package modeled on Mr. Hart’s relocation package:  Mr. Garg was eligible for relocation reimbursement not to exceed $50,000 to move his residence from Oak Brook to Reston, and during and up to the first 12 months of his employment with us, we agreed to reimburse him for all reasonable and documented expenses for housing, meals, and transportation while working at our former Reston headquarters and maintaining a residence more than 50 miles from Reston.  During fiscal year 2011, we paid Mr. Garg $33,239 for such travel expenses.  Mr. Garg did not relocate to Reston, and in his current employment agreement, we have agreed to provide Mr. Garg with commuting and relocation benefits – applicable to travel between Oak Brook and Norcross and to relocation to Norcross – similar to those that were available under his prior employment agreement.

Pursuant to his June 30, 2008 employment agreement, until May 9, 2011 we provided Mr. Kendrick with a fully-furnished corporate apartment located near our corporate headquarters.  We also provide Mr. Kendrick with local transportation for travel while he is located at our corporate headquarters.  In addition, we reimburse Mr. Kendrick for travel to and from his current residence to our corporate headquarters.  Travel reimbursement includes airfare, ground transportation, parking, and meals.  Mr. Kendrick is provided home office equipment and a cellular phone to assist him in executing his responsibilities while he is absent from our headquarters.  In addition, under Mr. Kendrick’s June 30, 2008 employment agreement, if Mr. Kendrick recognizes income for income tax purposes as a result of our payment of certain expenses, we are obligated to make a tax gross-up payment to Mr. Kendrick based upon the additional tax liability.  During fiscal year 2011, we paid $19,281 in respect of Mr. Kendrick’s corporate apartment, $27,660 in respect of his travel, and $38,192 in respect of his tax reimbursement.  See Summary Compensation Table below.  OPAY’s Compensation Committee has expressed the intent not to include a tax gross-up provision in any new employment contract, and we did not include a tax gross-up provision in our new agreements with Messrs. Hart, Hodges, Mohapatra, or Garg.

Clawbacks

We impose compensation recovery, or “clawback,” provisions to certain of our compensation arrangements.  A clawback provision encourages compliance with applicable laws and corporate policies, including financial reporting requirements.

Our employment agreements with Messrs. Hart and Hodges provide that if the Compensation Committee, in its reasonable discretion, determines that Mr. Hart or Mr. Hodges, respectively, engaged in fraud or misconduct as a result of which or in connection with which OPAY is required to or decides to restate its financial statements, the Compensation Committee may, in its discretion, impose any or all of the following:

•
immediate expiration of any then-outstanding equity compensation, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (we refer to the 12-month period immediately following the issuance or filing of any financial statement that is being restated as the “Recovery Measurement Period”);

•
as to any exercised portion of any stock options (to the extent, during the Recovery Measurement Period, the options are granted, vest, are exercised, or the purchased shares are sold), prompt payment to OPAY of any option gain, which is defined as the spread between the closing price on the date of exercise of the option and the exercise price paid by Mr. Hart or Mr. Hodges, respectively;

•	payment or transfer to OPAY of any stock gain, as defined in the employment agreement, from restricted stock, restricted stock units, or other similar forms of compensation; and/or

•	repayment of any bonuses paid during the Recovery Measurement Period.

In addition to the foregoing, following an accounting restatement due to material noncompliance with any financial reporting requirements under securities laws, Messrs. Hart and Hodges will be required to repay any incentive-based compensation (including any bonuses and equity compensation) paid during the three-year period preceding the date that OPAY is required to prepare the accounting restatement which bonuses or equity compensation were based on the erroneous data.  For purposes of this provision, the clawback is calculated as the excess amount paid on the basis of the restated results.

The Compensation Committee believes that these clawback provisions protect OPAY and its shareholders in the event of fraud, misconduct, or other material noncompliance with financial reporting requirements.

Severance and Change in Control Benefits

Pursuant to the employment agreements we have entered into with our executives, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of OPAY.  We believe these benefits help us compete for executive talent and reduce the distractions that might otherwise be caused by a possible change of control.

Our employment contracts with Messrs. Hart, Hodges, Mohapatra, Kendrick, and Garg all contain a “double trigger” structure for payments in connection with a change in control of OPAY.  Under a “double trigger” structure, in order to receive a change in control severance payment, both a change in control must occur, and the executive’s employment must terminate due to a termination by OPAY or its successor without cause, or due to a resignation by the executive for good reason.  We believe that this “double trigger” structure maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

If Mr. Hart is terminated without cause or resigns for good reason within a year following a change of control, and subject to his delivery and non-revocation of a general release of claims in favor of OPAY, he will be entitled to the following:

•	cash severance equal to two times his annual base salary and target bonus paid in equal installments over a 24 month period;

•
if Mr. Hart elects to continue receiving group medical insurance under the COBRA continuation rules, payment by us of the same share of the premium we pay for active and similarly situated employees until the earlier of 12 months after his employment ends or the date his COBRA coverage expires; and

•	vesting of any outstanding equity awards with respect to any unvested portions that would have vested on or before the first anniversary of the date of his termination or resignation.

If Mr. Hodges is terminated without cause or resigns for good reason within a year following a change of control, and subject to his delivery and non-revocation of a general release of claims in favor of OPAY, he will be entitled to the following:

•	cash severance equal to 1.5 times his annual base salary and target bonus paid in equal installments over an 18 month period;

•
if Mr. Hodges elects to continue receiving group medical insurance under the COBRA continuation rules, payment by us of the same share of the premium we pay for active and similarly situated employees until the earlier of 18 months after his employment ends or the date his COBRA coverage expires; and

•	vesting of any outstanding unvested stock options.

If Mr. Hart or Mr. Hodges is terminated without cause or resigns for good reason in the absence of a change of control, and subject to his delivery and non-revocation of a general release in our favor, each will be entitled to the following:

•
cash severance equal to one times his annual base salary, plus any annual discretionary bonus that has been awarded to him by the Board for the calendar year preceding the year in which his employment ends; and

•
if Mr. Hart or Mr. Hodges elects to continue receiving group medical insurance under the COBRA continuation rules, payment by us of the same share of the premium we pay for active and similarly situated employees until the earlier of 12 months after his employment ends or the date his COBRA coverage expires.

We have similar change of control and severance provisions in our contracts with Messrs. Garg, Mohapatra and Kendrick.  See Potential Payments Upon Termination or Change in Control below.

Following fiscal year 2011, the Board adopted a Change in Control Equity Vesting Acceleration Plan.  The Company’s named executive officers are participants in the plan.  In adopting the plan, the Compensation Committee recognized that the possibility of a change of control of OPAY may result in the departure or distraction of management to the detriment of OPAY and its shareholders and wished to assure our executives a fair compensation arrangement so they could remain focused on the performance of OPAY during a change of control situation.

The plan provides for the immediate exercisability of a participant’s outstanding options and the immediate vesting of a participant’s unvested restricted shares and RSUs if both a change in control and a covered termination occur during the covered period.  Because both of these must occur, the plan is also a “double trigger” plan.  The plan defines “change in control” to include (i) the acquisition by an individual, entity, or group of beneficial ownership of OPAY’s common stock if, after such acquisition, such person beneficially owns 50.01% or more of the then-outstanding shares of common stock of OPAY; (ii) the consummation of certain types of mergers, consolidations, reorganizations, recapitalizations, and share exchanges specified in the plan; (iii) a change in the composition of our Board of Directors that results in the continuing directors (as defined in the plan) no longer constituting a majority of the Board; and (iv) the liquidation or dissolution of OPAY.  The plan’s definition of “change in control” is subject to the terms, conditions, and limitations, including the Board authority, specified in the plan, and the Board may, in certain circumstances, treat a change in control as not satisfying the foregoing definition.

If a participant is terminated for any reason other than cause, death, or disability, the termination is a covered termination under the plan.  In addition, if the participant has an individual employment agreement that permits him to resign for good reason and he resigns for good reason under his individual employment agreement, then, subject to the conditions and limitations specified in the plan, the resignation is a covered termination under the plan.  Acceleration under the plan is also subject to a release of claims against the Company.

 The covered period under the plan is the period twelve months after a change in control.  The Board may amend the plan, but no amendment can modify or diminish the rights to equity vesting acceleration of any options, restricted shares, or RSUs that are outstanding at the time of the amendment.  In the event an individual employment agreement provides for a benefit that is more favorable to that individual than the Change of Control Equity Acceleration Vesting Plan, the provision more favorable to the individual controls.  Going forward, the Compensation Committee believes that the Change in Control Equity Vesting Acceleration Plan provides a unified and structured approach to equity vesting in connection with a change in control.

We have provided more detailed information about our severance and change of control benefits, along with estimates of their value under various circumstances, under Potential Payments Upon Termination or Change of Control below.

Equity Ownership Guidelines

Members of OPAY’s Board of Directors are required to hold shares of OPAY common stock with a value equal to three times the amount of the annual retainer paid to directors, calculated using the annual retainer in effect as of the later of March 31, 2009 and the date the director is elected to the Board.  Directors are required to achieve the guideline within three years of joining the Board, or, in the case of directors serving at March 31, 2009, within three years of that date.  These guidelines may be waived, at the discretion of OPAY’s Governance and Nominating Committee, if compliance would create severe hardship or prevent a director from complying with a court order.  Please see Director Compensation for additional information concerning director retainers.

OPAY currently does not have equity ownership guidelines for its executive officers.

Tax and Accounting Implications

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows federal tax deductions for compensation in excess of $1.0 million paid, generally, to the Chief Executive Officer and the next three highly paid officers, other than the Chief Financial Officer.  Compensation that is “performance-based” within the meaning of the Code does not count toward the $1.0 million limit.  We believe it is in our best interest, to the extent practicable, to have executive compensation be fully deductible under the Code.  However, the Compensation Committee has full discretion to provide compensation that potentially may not be fully deductible.

Accounting for Share-Based Compensation

We value share-based compensation based on the grant date fair value using the Black-Scholes model for options and the Monte Carlo simulation option pricing model for RSUs and PSUs.  We recognize compensation expense over the vesting period of the option, RSU or PSU grants, which ranges from three to five years.  Additional information about the valuation of our options and RSUs can be found in Note 12—Share-Based Payment of our Annual Report on Form 10-K for fiscal year ended September 30, 2011.

EXECUTIVE COMPENSATION

This section provides certain tabular and narrative information regarding the compensation of our named executive officers, which for fiscal year 2011 consist of Alex P. Hart, our President and Chief Executive Officer; Jeffrey W. Hodges, our current Chief Financial Officer, who began employment with us on June 13, 2011; Sandip Mohapatra, our Chief Technology Officer; Keith S. Kendrick, our Senior Vice President, Strategic Marketing; Atul Garg, our Senior Vice President, Product Management; and two officers who served as our principal financial officer for a portion of fiscal year 2011:  Ronald W. Johnston, who served as Senior Vice President and Chief Financial Officer until March 3, 2011; and John Guszak, who served as our Controller in fiscal year 2011 and as our interim principal financial officer from March 3, 2011 until June 13, 2011.  For additional information regarding compensation of the named executive officers, see Compensation Discussion and Analysis beginning on page 27.

Summary Compensation Table

The following table sets forth information regarding compensation of our named executive officers during the fiscal years ended September 30, 2011, 2010, and 2009.  References to “years” in the tables in this section are to our fiscal years ended September 30, 2011, September 30, 2010 and September 30, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Alex P. Hart (5) President, Chief Executive Officer
	2011	$400,000	$–	$–	$–	$–	$49,356	$449,356
	2010	38,462	100,000	–	830,560	–	6,319	975,341

Jeffrey W. Hodges (6) Chief Financial Officer
	2011	74,038	75,000	–	488,650	–	1,904	639,592

Sandip Mohapatra (7) Chief Technology Officer
	2011	158,702	–	–	420,064	–	4,548	583,314

Keith S. Kendrick Senior Vice President, Strategic Marketing	2011	265,000	–	–	221,600	–	92,483	579,083
	2010	265,000	–	–	–	–	166,754	431,754
	2009	265,000	132,500	118,500	98,100	59,625	95,405	769,130

Atul Garg (8) Senior Vice President, Product Management

	2011	199,039	50,000	–	477,560	–	39,210	765,809

Ronald W. Johnston (9) Senior Vice President, Chief Financial Officer	2011	153,597	–	–	–	–	277,925	431,522
	2010	272,000	–	–	–	–	7,036	279,036
	2009	272,692	–	177,750	133,568	165,000	8,180	757,190

John Guszak (10) Controller, Interim Principal Financial Officer

	2011	180,340	15,000	–	33,240	–	5,410	233,990

(1)	Reflects the following bonus payouts for fiscal years 2011, 2010 and 2009:
Name	Year	Employment Agreement	Discretionary	Total Bonus Payout
Alex P. Hart	2010	$100,000	$—	$100,000
Jeffrey W. Hodges	2011	75,000	—	75,000
Keith S. Kendrick	2009	132,500	—	132,500
Atul Garg	2011	50,000	—	50,000
John Guszak	2011	—	15,000	15,000

See Compensation Discussion and Analysis for additional information on bonus payments.

(2)
The amounts included in these columns reflect the aggregate grant date fair value of restricted stock units, performance stock units and option awards granted to the named executive officers during each year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  Assumptions used in the calculation of these amounts are included in Note 12, Share-based Payment, to the audited consolidated financial statements included in our annual report on Form 10-K for fiscal year 2011.

These amounts represent the expected compensation cost to be recognized over the service period determined as of the grant date.  These amounts reflect our calculation of the value of these awards on the date of grant and do not necessarily correspond to the actual value that may ultimately be realized by the officer.  See the “Grants of Plan-Based Awards During Fiscal 2011” table for information regarding restricted stock units, performance stock units and options awards to the named executive officers during fiscal 2011.

(3)	Reflects cash payouts for fiscal year 2009 under the Management Incentive Plan.

Name	Year	Incentive Plan	Total Non-Equity Incentive Payout
Keith S. Kendrick	2009	EIP	$59,625

Ronald W. Johnston	2009	EIP	165,000

See page 27, Compensation Discussion and Analysis, for additional information on the Management Incentive Plan.  The company performance threshold under the 2011 MIP was not met.  As a result, there was no payout to executives under the 2011 MIP.

(4)	Consists of:

•	the aggregate incremental cost to OPAY of providing perquisites and other personal benefits;

•	company matching contributions under 401(k) plans;

•	tax reimbursement payments relating to income tax liability incurred by the applicable executive as a result of the Company’s payment for the perquisites described below; and

•	severance related payments.

The following table summarizes the amounts shown in the “All Other Compensation” column:

Name	Year	Perquisites (a)	401	(k)	Tax reimbursement	Severance(b)	Total all other compensation
Alex P. Hart	2011	$38,775	$10,581		$—	$—	$49,356
	2010	5,396	923				6,319
Jeffrey W. Hodges	2011	—	1,904		—	—	1,904
Sandip Mohapatra	2011	—	4,548		—	—	4,548
Keith S. Kendrick	2011	46,941	7,350		38,192	—	92,483
	2010	102,834	7,044		56,876	—	166,754
	2009	87,455	7,950		—	—	95,405
Atul Garg	2011	33,239	5,971		—	—	39,210
Ronald W. Johnston	2011	—	2,925		—	275,000	277,925
	2010	—	7,036		—	—	7,036
	2009	—	8,180		—	—	8,180
John Guszak	2011	—	5,410		—	—	5,410

(a)           See Perquisites and Benefits in Compensation Discussion and Analysis for a discussion of perquisites provided to executives.  Perquisites include:

•	expenses for corporate apartments located near our corporate headquarters, located in Reston, Virginia in fiscal 2011, including utilities;

•
expenses for local transportation while the executive was located in Reston and air and ground transportation, meals and lodging for travel by the executive to and from his home to our corporate headquarters in Reston; and

•	legal consultation fees relating to negotiation and review of the executive’s employment agreement.

The following table summarizes the amounts shown in the “Perquisites” column:

Name	Year	Corporate apartment*	Travel*	Legal consultation*	Total
Alex P. Hart	2011	$—	$35,775	$3,000	$38,775
	2010	—	5,396	—	5,396
Keith S. Kendrick	2011	19,281	27,660	—	46,941
	2010	31,125	71,709	—	102,834
	2009	28,221	59,234	—	87,456
Atul Garg	2011	—	33,239	—	33,239

*           Amounts reflect aggregate incremental cost to the Company, which is equal to the Company’s out-of-pocket costs for these perquisites.

(b)           The amount in the Severance column consists of severance payments paid pursuant to our separation agreement with Mr. Johnston, which was paid during fiscal year 2011.  After the end of fiscal year 2011, we paid Mr. Guszak severance of $27,996 and agreed to provide medical insurance premium payments for Mr. Guszak and his covered dependents for six months.  See Potential Payments Upon Termination or Change of Control – Controller and Interim Principal Financial Officer below.

(5)	Mr. Hart joined the Company August 16, 2010.

(6)	Mr. Hodges joined the Company June 13, 2011.

(7)	Mr. Mohapatra joined the Company December 13, 2010.

(8)	Mr. Garg joined the Company November 1, 2010.

(9)	Mr. Johnston’s employment with us terminated March 3, 2011.

(10)
Mr. Guszak served as our Controller in fiscal year 2011 and as our interim principal financial officer from March 3, 2011 until June 13, 2011.  Mr. Guszak’s employment with us terminated October 28, 2011.

Fiscal 2011 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to the named executive officers during the fiscal year ended September 30, 2011:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Alex P. Hart
MIP		$150,000	$300,000	$600,000
Option Grants					—	$—	$—
Jeffrey W. Hodges
MIP		20,719	41,438	82,877
Inducement Grant	6/13/11				250,000	4.67	488,650
Sandip Mohapatra
MIP		50,481	100,962	201,923
2004 Plan Grant	2/8/11				80,000	5.72	198,400
2004 Plan Grant	5/10/11				100,000	5.22	222,000
Keith S. Kendrick
MIP		66,250	132,500	265,000
2004 Plan Grant	5/10/11				100,000	5.22	222,000
Atul Garg
MIP		54,817	109,634	219,267
2004 Plan Grant	11/1/10				200,000	5.71	478,000
Ronald W. Johnston
MIP		—	—	—
Option Grants					—	—	—
John Guszak
MIP		22,746	45,493	90,986
2004 Plan Grant	5/10/11				15,000	5.22	33,300

(1)
Figures shown represent estimated possible payouts under our 2011 MIP.  For named executive officers who were employed by us for only part of fiscal year 2011, the 2011 MIP amounts shown in the table represent prorated annual amounts.  For additional information concerning performance metrics and payouts under our 2011 MIP, see Compensation Discussion and Analysis.  We did not meet the corporate performance threshold goal for Adjusted EBITDA for fiscal year 2011, and accordingly no payouts were made under our 2011 MIP.  Mr. Guszak received a discretionary bonus of $15,000.  See Compensation Discussion and Analysis.

(2)
The threshold amount represents the amounts that would have been payable to the executive if we met our corporate performance threshold goal of Adjusted EBITDA of $3,040,000 and if the executive officer achieved an individual performance rating of “exceeds expectations.”

(3)
The target amount represents the amounts that would have been payable to the executive if we met our corporate performance target goal of Adjusted EBITDA of $3,800,000 and if the executive officer achieved an individual performance rating of “exceeds expectations.”

(4)
The maximum amount represents the amounts that would have been payable to the executive if we met our corporate performance target goal of Adjusted EBITDA of $4,750,000 and if the executive officer achieved an individual performance rating of “exceeds expectations.”

(5)
Represents the aggregate fair market value on date of grant, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  Assumptions used in the calculation of these amounts are included in Note 12, Share-based Payment, to the audited consolidated financial statements included in our annual report on Form 10-K for fiscal year 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth for each named executive officer certain information about stock options and unvested and unearned equity incentive plan awards held at the end of the fiscal year ended September 30, 2011:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
Alex P. Hart	108,333	291,667	(1)	$5.06	8/16/20
	108,333	291,667

Jeffrey W. Hodges	—	250,000	(2)	4.67	6/12/21
	—	250,000

Sandip Mohapatra	—	80,000	(3)	5.72	2/7/21
	—	100,000	(4)	5.22	5/9/21
	—	180,000

Keith S. Kendrick	60,000	40,000	(5)	7.80	7/01/18
	20,000	30,000	(6)	4.73	12/30/18
		100,000	(7)	5.22	5/09/21
						25,000	(b)	92,250
	80,000	170,000				25,000

Atul Garg	—	200,000	(8)	5.71	10/31/21
	—	200,000

John Guszak	7,500	—		8.47	10/6/15
	6,000	4,000		10.20	10/1/17
	12,000	8,000		8.00	4/22/18
	4,000	6,000		4.25	12/4/18
	—	15,000		5.22	5/9/21
						6,250	(b)	23,063
	29,500	33,000				6,250

(a)	Vesting schedules of the unexercisable option awards are set forth below. Vesting may be accelerated under certain circumstances described in Potential Payments upon Termination or Change of Control.

Name	Footnote reference	Vesting date	Number vesting
Alex P. Hart	(1)	8/16/11 8,333 shares per month from 9/16/11 through 8/16/14	100,000 300,000
Jeffrey W. Hodges	(2)	6/13/12 5,208 shares per month from 7/13/12 through 6/13/15	62,500 187,500
Sandip Mohapatra	(3)	2/08/12 2/08/13 2/08/14 2/08/15	20,000 20,000 20,000 20,000
	(4)	5/10/12 2,083 shares per month from 6/10/12 through 5/10/15	25,000 75,000
Keith S. Kendrick	(5)	6/30/12 6/30/13	20,000 20,000
	(6)	12/30/11 12/30/12 12/30/13	10,000 10,000 10,000
	(7)	5/10/12 1,950 shares per month from 6/10/12 through 5/10/15	29,789 70,211
Atul Garg	(8)	11/01/11 11/01/12 11/01/13 11/01/14	50,000 50,000 50,000 50,000
John Guszak	(10)	10/1/11 10/1/12 4/23/12 4/23/13 12/4/11 12/4/12 12/4/13 5/10/12 234 shares per month from 6/10/12 through 5/10/15	2,000 2,000 4,000 4,000 2,000 2,000 2,000 3,750 11,250

(b)
The table above shows the number of PSUs that have been earned by the named executive officers upon achievement and maintenance of the threshold Share Price Performance Target, or $8.00 per share, for the required 60 day period.  The named executive officers were granted the total number of PSUs shown in the table below (which includes the PSUs shown in the table above) under the PSU Plan.  These PSUs would have been earned if the Share Price Performance Targets shown below had been met and maintained for 60 consecutive days.  PSUs that had been earned would have vested December 4, 2011.  Because the applicable Share Price Performance Targets under the PSU Plan were not achieved, the PSUs expired un-awarded in December 2011.

	Number of Units at Share Price Performance Target
	$8.00	$9.50	$11.00	$13.00	Total units that could be awarded
Keith S. Kendrick	25,000	25,000	25,000	25,000	100,000
John Guszak	6,250	6,250	6,250	6,250	25,000
Total					125,000

(c)
Represents the market value of PSUs issuable to the applicable executive upon achievement and maintenance of the $8.00 threshold Share Price Performance Target for the required 60 day period, subject to the vesting requirements noted in footnote (b) above.  The market value was determined by multiplying $3.69 (the closing price of OPAY’s common stock at September 30, 2011) by the number of PSUs.

Fiscal 2011 Option Exercises and Stock Vested

The following table sets forth for each named executive officer certain information about stock options that were exercised during the fiscal year ended September 30, 2011:

Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Alex P. Hart	—	$—
Jeffrey W. Hodges	—	—
Sandip Mohapatra	—	—
Keith S. Kendrick	—	—
Atul Garg	—	—
Ronald W. Johnston	45,000	38,787
John Guszak	—	—

Potential Payments Upon Termination or Change of Control

This section provides information regarding payments and benefits to the named executive officers that would be triggered by termination of the officer’s employment (including voluntary termination, involuntary termination, resignation for good reason and termination due to death or disability) or a change of control of OPAY.

Some key terms in our employment agreements with our named executive officers are “cause” and “good reason.” Summaries of these definitions, which are qualified by reference to the full definitions and related provisions in the employment agreements, are as follows:

Under the employment agreements in place with Messrs. Hart, Hodges, and Mohapatra at the end of fiscal 2011, cause is defined generally as the employee’s:

•	fraud;

•	material misrepresentation;

•	theft or embezzlement of our assets;

•	conviction, or pleas of guilty or nolo contendere to any felony (or felony charge reduced to a misdemeanor), or, with respect to the employee’s employment, certain misdemeanors;

•	material failure to follow OPAY’s policies;

•	material breach of certain provisions of the agreement; and/or

•	continued failure to attempt in good faith to perform duties as reasonably assigned by the Board.

Under these employment agreements with Messrs. Hart, Hodges, and Mohapatra, good reason generally means, without the employee’s prior written consent, a material diminution in his authority, duties or responsibilities (subject to certain exceptions), certain breaches by OPAY of any material provision of his employment agreement, or OPAY’s requiring him to perform his principal services primarily in a geographic area more than 50 miles from our headquarters.

Under our employment agreements in place with Mr. Kendrick and Mr. Garg at the end of fiscal 2011, cause means a finding by OPAY of:

•	a conviction of the employee of, or a plea of guilty or nolo contendere by the named executive officer to, any felony;

•	an intentional violation by the employee of federal or state securities laws;

•	willful misconduct or gross negligence by the employee that has or is reasonably likely to have a material adverse effect on OPAY;

•	a failure of the employee to perform his reasonably assigned duties for OPAY that has or is reasonably likely to have a material adverse effect on OPAY;

•	a material violation by the employee of any material provision of our Business Code of Conduct or any other applicable policies in place;

•	a violation by the named executive officer of any provision of his Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement with us; or

•	fraud, embezzlement, theft or dishonesty by the employee against us.

Under these employment agreements with Mr. Kendrick and Mr. Garg, good reason means, without the employee’s prior written consent, the occurrence of any of the following:

•	any reduction in the employee’s base salary or a reduction in the minimum bonus opportunity below 50% of base salary;

•
any material reduction in the employee’s position and reporting status, or any material diminution in the nature and scope of duties, responsibilities, powers or authorities consistent with those immediately following commencement of employment with us, or the assignment of duties and responsibilities materially inconsistent with his title;

•
in the case of Mr. Kendrick, any requirement imposed upon Mr. Kendrick to relocate his principal residence to any other location than Reston, Virginia or Atlanta, Georgia or a similar metropolitan area;

•	a material breach by us of any material provision of the employment agreement.

We entered into a new employment agreement with Mr. Garg following the end of fiscal year 2011.  Under this agreement, dated December 21, 2011, cause has the same meaning as set forth above with respect to Mr. Garg, and good reason generally has the same meaning as set forth above with respect with Messrs. Hart, Hodges, and Mohapatra.

Under our corporate policy, all employees, including our named executive officers, are entitled to payments for base salary and payout of any accrued personal time off, or PTO, accrued through the termination date, but not yet paid.

Potential Payments Due under our Employment Agreement with our Chief Executive Officer

On August 10, 2010, we entered into an employment agreement with our Chief Executive Officer, Alex P. Hart.  Pursuant to the terms of this agreement, as amended on August 13, 2010, Mr. Hart is entitled to certain compensation and benefits upon termination of his employment and/or a change of control of OPAY, generally payable in equal installments in accordance with our standard payroll practices and provided, in the case of a termination without cause or a voluntary termination for good reason by Mr. Hart, that Mr. Hart delivers a general release of claims which must become irrevocable within 60 days of the date of the event.  The following table describes the maximum potential payments that would have been due to Mr. Hart as of September 30, 2011, upon designated situations outlined in his employment agreement.

Benefits and payments upon termination	Voluntary termination(1)	Involuntary for cause termination(1)	Death or disability(1)	Involuntary not for cause termination(2)	Voluntary termination with good reason(2)	Change of control(3)
Salary	$15,385	$15,385	$15,385	$415,385	$415,385	$815,385
Bonus	—	—	—	—	—	600,000
Health benefits	—	—	—	16,776	16,776	16,776
Perquisites	—	—	—	—	—	—
Accrued PTO	24,175	24,175	24,175	24,175	24,175	24,175
Total company obligation	39,560	39,560	39,560	456,336	456,336	1,456,336
Stock options (4)	—	—	—	—	—	—
Total benefit to employee	$39,560	$39,560	$39,560	$456,336	$456,336	$1,456,336

(1)	Amounts reflect maximum salary earned but not paid prior to September 30, 2011 and personal time off accrued through September 30, 2011.

(2)
Amounts reflect maximum salary earned but not paid prior to September 30, 2011, accrued prior year bonus not paid prior to date of termination, one year’s base salary, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2011.

(3)
Amounts shown are payable in the event of a termination of Mr. Hart’s employment by OPAY without cause, or a resignation by Mr. Hart for good reason, within one year after a change of control, and reflect maximum salary earned but not yet paid through September 30, 2011, accrued prior year bonus not paid prior to date of termination, two times the annual base salary and target bonus, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2011.  In addition, Mr. Hart is entitled to immediate vesting of any options that would have vested on or before the first anniversary of the date of employment termination.

(4)
The amount represents the value of in-the-money options that would vest through September 30, 2011 at a closing price of $3.69 less the cost to the employee to exercise the options at their exercise price.

Potential Payments Due under our Employment Agreement with our Chief Financial Officer

On May 23, 2011, we entered into an employment agreement with our Chief Financial Officer, Jeffrey W. Hodges.  Pursuant to the terms of this agreement, Mr. Hodges is entitled to certain compensation and benefits upon termination of his employment and/or a change of control of OPAY, generally payable in equal installments in accordance with our standard payroll practices and provided, in the case of a termination without cause or a voluntary termination for good reason by Mr. Hodges, that Mr. Hodges delivers a separation agreement and general release of claims which must become irrevocable within 60 days (or such earlier date as the release provides) of the date of the event.  The following table describes the maximum potential payments that would have been due to Mr. Hodges as of September 30, 2011, upon designated situations outlined in his employment agreement.

Benefits and payments upon termination	Voluntary termination(1)	Involuntary for cause termination(1)	Death or disability(1)	Involuntary not for cause termination(2)	Voluntary termination with good reason (2)	Change of control(3)

Salary	$10,577	$10,577	$10,577	$285,577	$285,577	$423,077
Bonus	—	—	—	—	—	82,877
Health benefits	—	—	—	16,776	16,776	25,164
Perquisites	—	—	—	—	—	—
Accrued PTO	18,383	18,383	18,383	18,383	18,383	18,383

Total company obligation	28,960	28,960	28,960	320,736	320,736	549,501
Stock options (4)	—	—	—	—	—	—

Total benefit to employee	$28,960	$28,960	$28,960	$320,736	$320,736	$549,501

(1)	Amounts reflect maximum salary earned but not paid through September 30, 2011 and personal time off accrued through September 30, 2011.

(2)
Amounts reflect maximum salary earned but not paid prior to September 30, 2011, accrued prior year bonus not paid prior to date of termination, one year’s base salary, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2011.

(3)
Amounts shown are payable in the event of a termination of Mr. Hodges’ employment by OPAY without cause, or a resignation by Mr. Hodges for good reason, within one year after a change of control, and reflect maximum salary earned but not paid through September 30, 2011, accrued prior year bonus not paid prior to date of termination, 1.5 times base salary and target bonus, immediate vesting of any stock options, eighteen months’ continuation of health benefits and personal time off accrued through September 30, 2011.

(4)	The amount represents the value of vested, in-the-money options as of September 30, 2011 at a closing price of $3.69 less the cost to the employee to exercise the options at their exercise price.

Potential Payments Due under our Employment Agreement with our Chief Technology Officer

On May 26, 2011, we entered into an employment agreement with our Chief Technology Officer, Sandip Mohapatra, which replaced our prior agreement with Mr. Mohapatra.  Pursuant to the terms of the May 26, 2011 agreement, Mr. Mohapatra is entitled to certain compensation and benefits upon termination of his employment and/or a change of control of OPAY, generally payable in equal installments in accordance with our standard payroll practices and provided, in the case of a termination without cause or a voluntary termination for good reason by Mr. Mohapatra, that Mr. Mohapatra delivers a separation agreement and general release of claims which must become irrevocable within 60 days (or such earlier date as the release provides) of the date of the event.  The following table describes the maximum potential payments that would have been due to Mr. Mohapatra as of September 30, 2011, upon designated situations outlined in his employment agreement.

Benefits and payments upon termination	Voluntary termination(1)	Involuntary for cause termination(1)	Death or disability(1)	Involuntary not for cause termination(2)	Voluntary termination with good reason (2)	Change of control(3)
Salary	$8,269	$8,269	$8,269	$115,769	$115,769	$223,269
Bonus	—	—	—	—	—	—
Health benefits	—	—	—	8,388	8,388	16,776
Perquisites	—	—	—	—	—	—
Accrued PTO	16,020	16,020	16,020	16,020	16,020	16,020
Total company obligation	24,289	24,289	24,289	140,177	140,177	256,065
Stock options (4)	—	—	—	—	—	—
Total benefit to employee	$24,289	$24,289	$24,289	$140,177	$140,177	$256,065

(1)	Amounts reflect maximum salary earned but not paid through September 30, 2011 and personal time off accrued through September 30, 2011.
(2)
Amounts reflect maximum salary earned but not paid prior to September 30, 2011, accrued prior year bonus not paid prior to date of termination, six months base salary, six months’ continuation of health benefits and personal time off accrued through September 30, 2011.

(3)
Amounts shown are payable in the event of a termination of Mr. Mohapatra’s employment by OPAY without cause, or a resignation by Mr. Mohapatra for good reason, within one year after a change of control, and reflect maximum salary earned but not paid through September 30, 2011, accrued prior year bonus not paid prior to date of termination, one times annual base salary, immediate vesting of any stock options that would have vested within the next twelve months, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2011.

(4)	The amount represents the value of vested, in-the-money options as of September 30, 2011 at a closing price of $3.69 less the cost to the employee to exercise the options at their exercise price.

Potential Payments Due under our Employment Agreement with our Senior Vice President, Strategic Marketing

On June 30, 2008, we entered into an employment agreement with our Senior Vice President, Strategic Marketing, Keith S. Kendrick.  Pursuant to the terms of this agreement, Mr. Kendrick is entitled to certain compensation and benefits, payable in a lump sum (with the exception of health benefits, which would be reimbursed monthly) within 30 days of the applicable event (or such later date as is required for compliance with tax laws governing deferred compensation) and provided in the case of a termination other than for death, disability, or cause or a voluntary termination by Mr. Kendrick, Mr. Kendrick signs a separation agreement and release.  The following table describes the maximum potential payments that would have been due to Mr. Kendrick as of September 30, 2011, upon designated situations outlined in his employment agreement.

Benefits and payments upon termination	Voluntary termination(1)	Involuntary for cause termination(1)	Death or disability(1)	Involuntary not for cause termination(2)	Voluntary termination with good reason (2)	Change of control(3)
Salary	$10,192	$10,192	$275,192	$275,192	$275,192	$540,192
Bonus	—	—	—	—	—	265,000
Performance stock units(4)	—	—	—	—	—	—
Health benefits	—	—	16,776	16,776	16,776	25,164
Perquisites	—	—	—	—	—	—
Accrued PTO	19,658	19,658	19,658	19,658	19,658	19,658
Total company obligation	29,850	29,850	311,626	311,626	311,626	850,014
Stock options(5)	—	—	—	—	—	—
Total benefit to employee	$29,850	$29,850	$311,626	$311,626	$311,626	$850,014

(1)	Amounts reflect maximum salary earned but not paid through September 30, 2011, accrued prior year bonus not paid prior to date of termination and personal time off accrued through September 30, 2011.

(2)
Amounts reflect maximum salary earned but not paid prior to September 30, 2011, accrued prior year bonus not paid prior to date of termination, one year’s base salary, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2011.

(3)
Amounts shown are payable in the event of a termination of Mr. Kendrick’s employment by OPAY without cause, or a resignation by Mr. Kendrick for good reason, within one year after a change of control, and reflect maximum salary earned but not paid through September 30, 2011, accrued prior year bonus not paid prior to date of termination, two times (a) base salary and (b) bonus equal to the average annual bonus paid to Mr. Kendrick (or for the most recent year, accrued for Mr. Kendrick) for the previous three years (or such shorter period during which Mr. Kendrick was employed), immediate vesting of any stock options, eighteen months’ continuation of health benefits and personal time off accrued through September 30, 2011.

(4)
As of September 30, 2011, the stock price performance targets that trigger the award of performance stock units had not been met, therefore no units were considered awarded or vested for purposes of the table above.  In the event Mr. Kendrick’s employment terminates within 24 months of a change of control due to his death, disability, termination by OPAY without cause, or resignation by Mr. Kendrick for good reason, all PSUs previously awarded (if any) will vest in full.

(5)	The amount represents the value of vested, in-the-money options as of September 30, 2011 at a closing price of $3.69 less the cost to the employee to exercise the options at their exercise price.

Potential Payments Due under our Employment Agreement with our Senior Vice President, Product Management

On October 19, 2010, we entered into an employment agreement with our Senior Vice President, Product Management, Atul Garg.  Pursuant to the terms of this agreement, Mr. Garg is entitled to certain compensation and benefits, payable in a lump sum (with the exception of health benefits, which would be reimbursed monthly) within 30 days of the applicable event (or such later date as is required for compliance with tax laws governing deferred compensation) and provided in the case of a termination other than for death, disability, or cause or a voluntary termination by Mr. Garg, Mr. Garg signs a separation agreement and release.  The following table describes the maximum potential payments that would have been due to Mr. Garg as of September 30, 2011, upon designated situations outlined in his employment agreement.

Benefits and payments upon termination	Voluntary termination(1)	Involuntary for cause termination(1)	Death or disability(2)	Involuntary not for cause termination(2)	Voluntary termination with good reason (2)	Change of control(3)
Salary	$8,654	$8,654	$121,154	$121,154	$121,154	$233,654
Bonus	—	—	—	—	—	—
Performance stock units(4)	—	—	—	—	—	—
Health benefits	—	—	8,388	8,388	8,388	16,776
Perquisites	—	—	—	—	—	—
Accrued PTO	12,345	12,345	12,345	12,345	12,345	12,345
Total company obligation	20,999	20,999	141,887	141,887	141,887	262,775
Stock options	—		—	—	—	—
Total benefit to employee(5)	$20,999	$20,999	$141,887	$141,887	$141,887	$262,775

(1)	Amounts reflect maximum salary earned but not paid through September 30, 2011, accrued prior year bonus not paid prior to date of termination and personal time off accrued through September 30, 2011.

(2)
Amounts reflect maximum salary earned but not paid prior to September 30, 2011, accrued prior year bonus not paid prior to date of termination, one-half times annual base salary, six months’ continuation of health benefits and personal time off accrued through September 30, 2011.

(3)
Amounts shown are payable in the event of a termination of Mr. Garg’s employment by OPAY without cause, or a resignation by Mr. Garg for good reason, within one year after a change of control, and reflect maximum salary earned but not paid through September 30, 2011, accrued prior year bonus not paid prior to date of termination, one times base salary, immediate vesting of any stock options that would have vested within the next twelve months, twelve months’ continuation of health benefits and personal time off accrued through September 30, 2011.

(4)	The amount represents the value of vested, in-the-money options as of September 30, 2011 at a closing price of $3.69 less the cost to the employee to exercise the options at their exercise price.

(5)
Mr. Garg would generally be entitled to similar benefits under his employment agreement dated December 21, 2011, except that he would be entitled to nine, instead of twelve, months’ continuation of health benefits following a change of control.

Controller and Interim Principal Financial Officer

We did not have an employment agreement with Mr. Guszak, our Controller and Interim Principal Financial Officer, during fiscal year 2011.  Had Mr. Guszak terminated employment as of September 30, 2011, he would have been entitled to payments under our general corporate policy for accrued but unpaid base salary and PTO of $17,980.

Mr. Guszak’s employment with us terminated on October 28, 2011, after the end of fiscal year 2011.  In connection with Mr. Guszak’s termination of employment, we paid Mr. Guszak severance of $27,996 and agreed to provide medical insurance premium payments for Mr. Guszak and his covered dependents for six months.

Former Senior Vice President, Chief Financial Officer

In March 2011, OPAY and Mr. Johnston entered into a severance agreement and release of claims in connection with Mr. Johnston’s departure from the company.  Consistent with his employment agreement, the severance agreement provided that he was entitled to a lump-sum payment equal to $272,000 (one times his base salary) and to payment by OPAY of medical insurance premiums for his and his covered beneficiaries for 12 months, subject to certain limitations.  In addition, we agreed to accelerate the vesting of 15,000 shares subject to stock options held by him that would otherwise have been unvested as of his separation date.

Change in Control Equity Vesting Acceleration Plan

Following fiscal year 2011, the board adopted a change in control equity vesting acceleration plan.  We describe that plan in our Compensation Discussion and Analysis, under “Severance And Change In Control Benefits.”

DIRECTOR COMPENSATION

The Compensation Committee of the Board determines the compensation of our non-employee Board members.  Compensation is generally reviewed annually, and more frequently when the Compensation Committee deems necessary.  In addition to the results of peer group studies, prior annual retainers and per-meeting fees are taken into account to determine overall compensation.

The following table describes the compensation program for our non-employee directors:

Pay component	Fiscal 2011
Board retainer (payable quarterly in arrears)	$20,000
Board member fee (per meeting)
In-person meeting	1,000
Telephonic meeting	500
Committee chair retainer (payable quarterly in arrears)
Audit committee	5,000
All other committees	2,500
Committee meeting fee (per meeting)
In-person meeting	1,000
Telephonic meeting	500
Lead director/Chairman retainer (payable quarterly in arrears)	5,000

In addition, we reimburse our Board members for reasonable expenses, including travel related expenses, incurred to attend Board and/or committee meetings.

For fiscal year 2011, our Board members (other than Mr. Hart) were granted 9,000 restricted stock units in connection with the annual stockholder meeting.  These restricted stock units are payable in cash and vest in full one year from the date of grant, subject to full vesting in the event of a change of control.  The vesting and payout provisions of the restricted stock units under the circumstances described below are as follows:

•	Death and disability—Pro rata vesting through the date of death or disability; immediate payout

•	Voluntary resignation—Pro rata vesting through the date of resignation; payable at end of one-year vesting period

•	Termination for cause—Forfeit entire award

•	Change of control—100% vesting, payable on date of change of control

Mr. Hart, the only director who is also an employee of OPAY, receives no compensation for serving as a director.

Fiscal 2011 Director Compensation

For our fiscal year ended September 30, 2011, our directors were compensated in the manner described above.  The following table sets forth information regarding the compensation of our non-employee directors for the fiscal year ended September 30, 2011.

Name	Fees earned or paid in cash($)	Stock awards ($) (1)	Total ($)
Charles W. Berger	$30,500	$47,250	$77,750
John J. Delucca (2) (Chair of the Audit Committee to April 2011)	25,500	—	25,500
Morgan P. Guenther (Chair of the Governance and Nominating Committee)	55,000	47,250	102,250
James C. Hale (3) (Co-Chair of the Audit Committee from April 2011)	23,500	47,250	70,750
Philip G. Heasley (Chairman of the Board; Chair of the Compensation Committee; Chair of the Audit Committee from April 2011; Chair of the Capital Planning Committee)	63,000	47,250	110,250
David A. Poe (Chair of the Data Security and Operational Risk Committee)	40,500	47,250	87,750
Ronald L. Rossetti (4)	11,500	—	11,500
Zachary F. Sadek	48,000	47,250	95,250
Katharine A. Schipper (Chair of the Capital Review Committee)(3)	17,000	47,250	64,250

(1)
The amounts reflect the aggregate grant date fair value of restricted stock units awarded to each member elected to the Board of Directors at the 2011 annual meeting.  In accordance with ASC 718 the amount is calculated as shares awarded (9,000) multiplied by the closing price of OPAY common stock on April 7, 2011 (the date of award).

(2)	Mr. Delucca did not stand for re-election to our Board of Directors at our 2011 annual meeting.

(3)	Mr. Hale and Ms. Schipper were elected to our Board of Directors at the 2011 annual meeting.

(4)	Mr. Rossetti did not stand for re-election to our Board of Directors at our 2011 annual meeting.

The following table shows the aggregate number of stock awards and option awards outstanding at the end of fiscal year 2011 for each director:

Name	Stock Awards Outstanding	Options Outstanding
Charles W. Berger	27,000	140,000
Morgan P. Guenther	27,000	126,668
James C. Hale	9,000	—
Philip G. Heasley	27,000	10,002
David A. Poe	27,000	6,668
Zachary F. Sadek	27,000	—
Katherine A. Schipper	9,000	—

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended September 30, 2011 with management and McGladrey & Pullen, LLP, or McGladrey, Official Payments Holdings, Inc.’s registered public accounting firm for fiscal year 2011.  The Audit Committee also reviewed and discussed with McGladrey the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.  AU section 380), as adopted by Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and letter from McGladrey required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey’s communications with the Audit Committee concerning independence, and has discussed with McGladrey its independence from OPAY.

Based upon the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in OPAY’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

The foregoing report is given by the members of the Audit Committee:  Philip G. Heasley (Chair), James C. Hale, Zachary F. Sadek, and Katherine A. Schipper.

PRINCIPAL ACCOUNTING FEES AND SERVICES

McGladrey & Pullen, LLP has served as our independent registered public accounting firm since January 2005.  In January 2012, the Audit Committee determined that it would be in the best interest of the Company and its shareholders to request proposals from McGladrey and others to serve as our independent registered public accounting firm.  McGladrey was given the opportunity to and did submit a proposal.  In making the decision to evaluate other accounting firms, the Audit Committee considered, among other things, the possible benefits to the Company and its shareholders of having a new audit team perform this work and the relocation of the Company’s principal executive offices from Reston, Virginia, to Norcross, Georgia.  The Audit Committee, which is composed entirely of independent directors, is responsible for selecting the Company’s independent registered public accounting firm.  If the Audit Committee engages a firm other than McGladrey as the Company’s principal accountants, the Company will disclose that engagement on Form 8-K.

At recent annual meetings, shareholders have voted on the ratification of our independent registered public accounting firm.  At the 2012 annual meeting, we are not asking shareholders to vote on the ratification of our auditors because the Audit Committee has not selected our principal independent accountants for fiscal year 2012.  Our Board and Audit Committee believe that it is good corporate practice for shareholders to consider the ratification of our independent registered public accounting firm.  Our Board intends to put the ratification of our independent registered public accounting firm on the agenda for our 2013 annual meeting.

The aggregate fees billed by McGladrey to us for the fiscal years ended September 30, 2011 and 2010 are as follows:

(in thousands)	2011	2010
Audit Fees(1)	$479	$435
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	—	80
Total	$479	$515

(1)
Represents fees for the audit of our financial statements, review of our quarterly financial statements, audit of our internal controls, and advice on accounting matters directly related to the audit and audit services provided in connection with other statutory and regulatory filings.

(2)	Represents fees associated with SAS 70 audit and SAS 70 readiness review services related to our EPS operations.

The Audit Committee has a policy requiring that it approve the scope, extent, and associated fees of any audit services provided by our independent registered public accounting firm and that it pre-approve all non-audit related services performed by the independent registered public accounting firm.  For the fiscal year ended September 30, 2011, the Audit Committee pre-approved 100% of the services performed by McGladrey and did not rely on the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X under the Exchange Act.

Representatives of McGladery are not expected to attend the annual meeting and therefore will not have the opportunity to make a statement and will not be available to respond to questions at the meeting.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Shareholder Proposals for our next Annual Meeting

If a shareholder intends to present a proposal for inclusion in the proxy statement for our next annual meeting, the shareholder must follow the procedures outlined in Rule 14a-8 under the Exchange Act.  Such proposals must be addressed to Official Payments Holdings, Inc., Attention:  Corporate Secretary, 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092, and received no later than October 24, 2012.

Proposals not intended to be included in next year’s proxy statement, but that are instead sought to be presented directly at the 2012 annual meeting, including nominations of director candidates, must be received by us at the above-mentioned address not less than 60 days nor more than 90 days prior to the first anniversary of the date of this year’s meeting (but if we give less than 70 days advance notice or prior public disclosure of the date of such meeting, we must receive such proposals and director nominations by the close of business on the tenth day following the mailing of notice of the date of such annual meeting or public disclosure of the date of such annual meeting, whichever comes first) and must otherwise comply with the requirements of our bylaws.

If you and other residents at your mailing address own shares of our common stock in street name, your broker, bank or other nominee record holder may have notified you that your household will receive only one notice of Internet availability of proxy materials, annual report and proxy statement for each company in which you hold stock through that broker or bank.  Each shareholder will continue to receive a separate proxy card or voting instruction card.  If you would like to receive additional copies of the notice of Internet availability of proxy materials, annual report, and proxy statement, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank, or other nominee holder, or you may contact us by mail or phone at Official Payments Holdings, Inc., 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092, attention Corporate Secretary, (770) 325-3193.

A copy of the our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 is available without charge upon written request to Corporate Secretary, Official Payments Holdings, Inc., 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.

By Order of the Board of Directors

Keith S. Omsberg

Corporate Secretary
February 21, 2012

Annex

Directions to the Annual Meeting

3550 Engineering Drive
Suite 400, Norcross, GA 30092
Phone:  (770) 325-31000

From Hartsfield-Jackson Atlanta International Airport, Downtown Atlanta and points from the south
•	Merge onto I-85 N toward Atlanta.
•	Continue on I-85 N through Atlanta merging onto I-285 W / GA-407 W via EXIT 95 toward Chattanooga / Birmingham. Stay to the right and follow for approximately 2.5 miles.
•	Merge onto GA-141 N (Peachtree Industrial Blvd.) at EXIT 31B toward Cumming / Dahlonega.
•	Continue for 4 miles and bear left onto GA-141 (Peachtree Parkway/Paul Duke Parkway).
•	Continue for approximately 1.2 miles and turn left onto Engineering Drive.
•	3550 ENGINEERING DRIVE is first entry on the left.

From Charlotte, NC and points from the north/northeast
•	Follow I-85 S into Georgia.
•	At EXIT 99, take ramp right and follow signs for GA-140 West
•	Turn right onto GA-140 (Jimmy Carter Blvd NW)
•	Continue for approximately 3.1 miles and turn right onto Peachtree Industrial Blvd.
•	Continue for 0.6 miles and turn left onto Holcomb Bridge Road
•	Follow for 0.2 miles and turn right onto GA-141 N (Peachtree Parkway)
•	Continue for approximately 1 mile and turn left onto Engineering Drive.
•	3550 ENGINEERING DRIVE is first entry on the left.

From Chattanooga, TN and points from the north/northwest
•	Follow I-75 S into Georgia.
•	At Exit 259, take ramp right for I-285 E toward Augusta/Greenville.
•	Follow for approximately 11.5 miles and take EXIT 31B, turning left onto GA-141 N (Peachtree Industrial Blvd.).
•	Continue for 4 miles and bear left onto GA-141 N (Peachtree Parkway/Paul Duke Parkway).
•	Continue for approximately 1.2 miles and turn left onto Engineering Drive.
•	3550 ENGINEERING DRIVE is first entry on the left.

From points east of Atlanta
•	Follow I-20 W toward Atlanta.
•	Take I-285 N (Exit 67B) toward Greenville / Chattanooga.
•	Merge onto GA-141 N via EXIT 31B toward Cumming / Dahlonega.
•	Continue for 4 miles and bear left onto GA-141 (Peachtree Parkway/Paul Duke Parkway).
•	Continue for approximately 1.2 miles and turn left onto Engineering Drive.
•	3550 ENGINEERING DRIVE is first entry on the left.

From points west of Atlanta
•	Merge onto I-20 E toward Atlanta (Crossing into Georgia)
•	Take I-285 N exit (EXIT 51B) toward Greenville / Chattanooga.
•	Merge onto GA-141 N via EXIT 31B toward Cumming / Dahlonega.
•	Continue for 4 miles and bear left onto GA-141 (Peachtree Parkway/Paul Duke Parkway).
•	Continue for approximately 1.2 miles and turn left onto Engineering Drive.
•	3550 ENGINEERING DRIVE is first entry on the left.

OFFICIAL PAYMENTS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 28, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 28, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Official Payments Holdings, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41365-P19966

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

OFFICIAL PAYMENTS HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" ON PROPOSAL 1, AND A VOTE "FOR" PROPOSAL 2.

	For All	Withhold All	For All Except
1. PROPOSAL 1:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees for Directors for election by the holders of common stock:

01) Charles W. Berger
02) Morgan P. Guenther
03) James C. Hale
04) Alex P. Hart
05) Philip G. Heasley
06) David A. Poe
07) Zachary F. Sadek
08) Katherine A. Schipper

	For	Against	Abstain
2. PROPOSAL 2: Advisory vote to approve named executive officer compensation.	☐	☐	☐

Unless otherwise specified on the reverse side, this proxy authorizes the proxies named on the reverse side to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of directors; provided that the proxies will not cumulate votes for any nominees from whom the undersigned has withheld authority to vote. To specify different directions with regard to cumulative voting, including to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees as explained in the proxy statement, mark the adjacent box and write your instructions on the reverse side. (If you wish to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees, please indicate the name(s) and the number of votes to be given to such Board nominee(s)). ☐

If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial, or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and 10-K/A are available at www.proxyvote.com.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE ▼

M41366-P19966

OFFICIAL PAYMENTS HOLDINGS, INC.

PROXY
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 29, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned stockholder of Official Payments Holdings, Inc. ("OPAY") hereby constitutes and appoints Jeff Hodges and Keith S. Omsberg and each of them, with full power of substitution, as proxy or proxies of the undersigned to vote the number of shares of common stock which the undersigned would be entitled to vote if personally present at OPAY's Annual Meeting of Stockholders, to be held at OPAY's principal executive offices located at 3550 Engineering Drive, Suite 400, Norcross, GA 30092 at 10:00 a.m. local time on March 29, 2012, and at any adjournments or postponements thereof, with respect to the proposals described in the Notice of Annual Meeting of Stockholders and proxy statement, in the manner specified on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AMONG THE BOARD'S NOMINEES AS DIRECTED BY THE STOCKHOLDER. WHERE NO CONTRARY DISCRETION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED CUMULATIVELY IN THE DISCRETION OF THE PROXY HOLDERS AMONG THE BOARD'S NOMINEES NAMED IN PROPOSAL 1 (EXCEPT FOR ANY NOMINEES FOR WHOM THE UNDERSIGNED HAS WITHHELD AUTHORITY TO VOTE), AND FOR PROPOSAL 2.

Cumulative Voting Instructions (Mark the Corresponding box on the reverse side)

____

____

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)